UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
SUPERVALU INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Meeting of Stockholders
To Be Held Tuesday, July 26, 2011

The Annual Meeting of Stockholders of SUPERVALU INC. will be held on Tuesday, July 26, 2011, at 10:30 a.m., local time, at the Westin Edina Galleria, 3201 Galleria, Edina, Minnesota 55435, for the following purposes:

1) to elect 11 directors;

2) to ratify the appointment of KPMG LLP as independent registered public accountants;

3) to hold an advisory vote on executive compensation;

4) to hold an advisory vote on the frequency of an advisory vote on executive compensation; and

5) to transact such other business as may properly come before the meeting.

Record Date

The Board of Directors has fixed the close of business on May 31, 2011 as the record date for the purpose of determining stockholders who are entitled to notice of and to vote at the meeting. Holders of SUPERVALU’s common stock are entitled to one vote for each share held of record on the record date.

IMPORTANT: We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy or follow the instructions on your proxy card to vote and confirm your attendance by telephone or Internet.

PLEASE NOTE THAT YOU WILL NEED PROOF
THAT YOU OWN SUPERVALU STOCK TO BE ADMITTED TO THE MEETING

Record stockholder: If your shares are registered directly in your name, please bring proof of stock ownership.

Shares held in street name by a broker or a bank: If your shares are held for your account in the name of a broker, bank or other nominee, please bring a current brokerage statement, letter from your stockbroker or other proof of stock ownership to the meeting.

If you need special assistance because of a disability, please contact the Corporate Secretary’s office, by mail at P.O. Box 990, Minneapolis, Minnesota 55440 or by telephone at (952) 828-4000.

BY ORDER OF THE BOARD OF DIRECTORS

Todd N. Sheldon
Senior Vice President, General Counsel and
Corporate Secretary

June 13, 2011

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT

The Board of Directors of SUPERVALU INC. is soliciting proxies for use at the 2011 Annual Meeting of Stockholders to be held on Thursday, July 26, 2011, and at any adjournment or postponement of the meeting. This Proxy Statement and the accompanying form of proxy will first be mailed to stockholders who hold SUPERVALU common stock as of May 31, 2011, the record date for this meeting, on or about June 13, 2011.

VOTING PROCEDURES

Number of Shares Outstanding

SUPERVALU has one class of capital stock outstanding, common stock. The holders of common stock are entitled to one vote for each share held. As of the record date for the meeting, 212,154,277 shares of common stock were outstanding and are eligible to vote at the meeting.

Vote Required and Method of Counting Votes

You may vote “FOR,” “AGAINST” or “ABSTAIN” on Item 1, Item 2 and Item 3 described below. With respect to Item 4, you may vote “FOR One Year,” “FOR Two Years,” “FOR Three Years,” or you may “ABSTAIN.” If you submit your proxy, but abstain from voting, your shares will be counted as present at the meeting for the purpose of determining a quorum.

If you hold your shares in street name and do not provide voting instructions to your broker, they will be counted as present at the meeting for the purpose of determining a quorum and may be voted on Item 2 (Ratification of the Appointment of the Independent Registered Public Accountants) at the discretion of your broker. If you hold your shares in street name, it is critical that you cast your vote if you want it to count for Item 1 (Election of Directors), Item 3 (Advisory Vote on Executive Compensation) and Item 4 (Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf, as they felt appropriate. Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf.

The following is an explanation of the vote required for each of the items to be voted on.

Item 1.  Election of Directors.  Each director nominee receiving a majority of the votes cast will be elected as a director. This means that the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee in order for that nominee to be elected as a director. If, however, the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the directors shall be elected by a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors. A plurality means that the 11 director nominees that receive the highest number of votes cast will be elected. In either event, shares not present at the meeting and shares voting “ABSTAIN” have no effect on the election of directors.

Item 2.  Ratification of the Appointment of the Independent Registered Public Accountants.  The affirmative vote of a majority of the shares of common stock, present and entitled to vote at the meeting is required for the approval of this proposal. If you submit your proxy but abstain from voting, your shares will be counted as present at the meeting for the purpose of calculating the vote on this proposal. Shares voting “ABSTAIN” on this proposal have the same effect as a vote against this proposal.

Item 3.  Advisory Vote on Executive Compensation.  The affirmative vote of a majority of the shares of common stock, present and entitled to vote at the meeting is required for the approval of this proposal. If you submit your proxy but abstain from voting, your shares will be counted as present at the meeting for the purpose of calculating the vote on this proposal. Shares voting “ABSTAIN” on this proposal have the same effect as a vote against this proposal.

Item 4.  Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation.  The alternative receiving the greatest number of votes — one year, two years or three years — will be the frequency that stockholders approve.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you expect to attend the meeting, please submit your proxy vote in one of the following ways:

•	Voting by Mail. If you wish to vote by mail, please sign, date and return the enclosed proxy card promptly in the postage-paid envelope provided.

•	Voting by Telephone and the Internet. If you wish to vote by telephone or Internet, please follow the instructions on the enclosed proxy card. If you vote by telephone or Internet, you do not need to return the proxy card.

•	Shares held in Street Name. If your shares are held in the name of a bank, broker or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares. Telephone and Internet voting are also available to stockholders owning stock through most major banks and brokers.

•	Voting by Participants in Employee Benefit Plans. If you own shares of SUPERVALU common stock as a participant in one or more of our employee benefit plans, you will receive a single proxy card that covers both the shares credited to your plan account(s) and the shares you own that are registered in the same name. If any of your plan accounts are not in the same name as your shares of record, you may receive separate proxy cards for the shares held in each named account. Proxies submitted by plan participants will serve as voting instructions to the trustee for that plan whether provided by mail, telephone or Internet. If you do not make an affirmative election as to how you want your shares to be voted, the trustee will vote those shares in the same proportion as other participants in that plan affirmatively elected to vote their shares.

•	Revoking Your Proxy. With the exception of shares held in employee benefit plan accounts, you may revoke your proxy at any time before your shares are voted by sending a written statement to the Corporate Secretary, or by submitting another proxy with a later date. You may also revoke your proxy by voting in person at the meeting. With respect to shares held in employee benefit plan accounts, you may revoke your proxy for those shares up until noon on July 25, 2011.

It is important that all stockholders vote. If you submit a proxy by mail, telephone or Internet without indicating how you want to vote, your shares will be voted as recommended by the Board of Directors.

ATTENDING THE ANNUAL MEETING

If you plan to attend the Annual Meeting, you will not be admitted without proof that you own SUPERVALU stock.

•	Record Stockholders. If you are a record stockholder (i.e., a person who owns shares registered directly in his or her name with SUPERVALU’s transfer agent) and plan to attend the meeting, please indicate this when voting, either by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or Internet voting.

•	Owners of Shares Held in Street Name. Beneficial owners of SUPERVALU common stock held in street name by a broker, bank or other nominee will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letters from the broker, bank or other nominee are examples of proof of ownership. If your shares are held in street name and you want to vote in person at the meeting, you must obtain a written proxy from the broker, bank or other nominee holding your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the only persons or groups known to us as of May 10, 2011, to be the beneficial owners of more than five percent of SUPERVALU common stock.

Name and Address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership	Class

State Street Corporation(1)	13,362,931	6.3%
State Street Financial Center
One Lincoln Street
Boston, MA 02111
TIAA-CREF Investment Management,	13,006,568	6.13%
LLC and related entities(2)
730 Third Avenue
New York, NY 10017
LSV Asset Management(3)	10,622,427	5.007%
1 N. Wacker Drive, Suite 4000
Chicago, IL 60606

(1)	Share ownership is as of December 31, 2010, as set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2011. According to that filing, State Street Corporation is deemed to beneficially own 13,362,931 shares of SUPERVALU common stock, with shared voting power and shared dispositive power as to 13,362,931 of such shares.

(2)	Share ownership is as of December 31, 2010, as set forth in a Schedule 13G jointly filed with the Securities and Exchange Commission by TIAA-CREF Investment Management, LLC (“Investment Management”) and Teachers Advisors, Inc. (“Advisors”) on February 11, 2011. According to that filing, Investment Management is deemed to be the beneficial owner of 11,506,631 shares of SUPERVALU common stock and Advisors is deemed to be the beneficial owner of 1,499,937 shares of SUPERVALU common stock. Investment Management is the investment adviser to the College Retirement Equities Fund, a registered investment company; and Advisors is the investment adviser to TIAA-CREF Funds, TIAA-CREF Life Funds and TIAA Separate Account VA-1, each a registered investment company, and the following unregistered funds: TIAA-CREF Asset Management Commingled Funds Trust I and four Active Extension Funds. Each of Investment Management and Advisors expressly disclaims beneficial ownership of the other’s securities holdings and each disclaims that it is a member of a “group” with the other.

Of these shares, Investment Management has the sole voting power and sole dispositive power over 11,506,631 shares and Advisors has the sole voting power and sole dispositive power over 1,499,937 shares.

(3)	Share ownership is as of December 31, 2010, as set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2011. According to that filing, LSV Asset Management is deemed to beneficially own 10,622,427 shares of SUPERVALU common stock, with sole voting power and sole dispositive power as to 10,622,427 of such shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of May 10, 2011 concerning beneficial ownership of SUPERVALU’s common stock by each director and director nominee and for each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), except for Mr. Noddle and Ms. Knous, and all of our directors and executive officers as a group. For Mr. Noddle and Ms. Knous, beneficial ownership is as of June 24, 2010 and September 30, 2010, respectively.

The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days.

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership(1)(2)	Class

Donald R. Chappel	21,843	*
Irwin S. Cohen	66,996	*
Ronald E. Daly	67,707	*
Susan E. Engel	105,263	*
Philip L. Francis	84,307	*
Edwin C. Gage	106,849	*
Craig R. Herkert	705,557	*
Charles M. Lillis	115,522	*
Steven S. Rogers	85,602	*
Matthew E. Rubel	16,655	*
Wayne C. Sales	79,851	*
Kathi P. Seifert	55,827	*
Julie Dexter Berg	33,459	*
Janel S. Haugarth	346,357	*
Pamela K. Knous	767,772	*
Jeffrey Noddle	2,472,486	1.0%
Wayne R. Shurts	47,000	*
Sherry M. Smith	245,054	*
All directors and executive officers as a group (26 persons)	7,041,736	3.3%

*	Less than 1 percent

(1)	All persons listed have sole voting and investment power with respect to all of the shares listed except: (i) the following non-employee director who has shared voting and investment power, as follows: Mr. Gage, 8,000 shares and (ii) the following non-employee directors who have sole voting power, but no investment power, over shares held in the SUPERVALU INC. Directors’ Deferred Compensation Plan (2009 Restatement), as follows: Mr. Chappel, 15,520 shares; Mr. Cohen, 18,359 shares; Mr. Daly, 24,992 shares; Ms. Engel, 50,249 shares; Mr. Francis, 41,398 shares; Mr. Gage, 26,611 shares; Mr. Lillis, 64,342 shares; Mr. Rogers, 23,987 shares; Mr. Rubel, 10,392 shares; Mr. Sales, 48,293 shares and Ms. Seifert, 19,176 shares.

(2)	Includes shares underlying options exercisable within 60 days of May 10, 2011, as follows: Mr. Chappel, 6,140 shares; Mr. Cohen, 48,420 shares; Mr. Daly, 42,420 shares; Ms. Engel, 54,420 shares; Mr. Francis, 36,420 shares; Mr. Gage, 54,420 shares; Mr. Herkert, 366,091 shares; Mr. Lillis, 48,420 shares; Mr. Rogers, 54,420 shares; Mr. Rubel, 6,140 shares; Mr. Sales, 30,420 shares; Ms. Seifert, 30,420 shares; Ms. Dexter Berg, 23,000 shares; Ms. Haugarth, 246,435 shares; Ms. Knous, 543,862 shares; Mr. Noddle, 1,794,914 shares; Mr. Shurts, 27,000 shares; Ms. Smith, 187,830 shares; and all directors and executive officers as a group, 4,767,989 shares.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors held six regular meetings during the last fiscal year. Each director attended at least 75 percent of the meetings of the Board and its committees on which the director served.

The Board maintains four standing committees: Audit, Corporate Governance and Nominating, Finance and Leadership Development and Compensation, each of which has a separate written charter that is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.”

Membership on the Audit, Corporate Governance and Nominating and Leadership Development and Compensation Committees is limited to non-employee directors. The Board of Directors has determined that all of its non-employee directors, and therefore each member of the Audit, Corporate Governance and Nominating and Leadership Development and Compensation Committees, are independent directors under the New York Stock Exchange (“NYSE”) listing standards. The Board has also determined that all nominees for director are independent under the NYSE listing standards and the rules of the Securities and Exchange Commission (the “SEC”).

The non-employee directors of the Company are Donald R. Chappel, Irwin S. Cohen, Ronald E. Daly, Susan E. Engel, Philip L. Francis, Edwin C. Gage, Charles M. Lillis, Steven S. Rogers, Matthew E. Rubel, Wayne C. Sales and Kathi P. Seifert.

Audit Committee

The following directors served on the Audit Committee in fiscal 2011: Irwin S. Cohen (Chairperson), Donald R. Chappel, Philip L. Francis, Steven S. Rogers and Kathi P. Seifert. The Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that Irwin S. Cohen, Donald R. Chappel and Philip L. Francis qualify as “audit committee financial experts” under the NYSE listing standards and the rules of the SEC. The Audit Committee met six times during the last fiscal year.

The primary responsibilities of the Audit Committee are to assist the Board of Directors in:

•	its oversight of our accounting and financial reporting principles and policies, and our internal controls and procedures;

•	its oversight of our financial statements and the independent registered public accountants;

•	selecting, evaluating and, where deemed appropriate, replacing the independent registered public accountants; and

•	evaluating the independence of the independent registered public accountants.

Corporate Governance and Nominating Committee

The following directors served on the Corporate Governance and Nominating Committee in fiscal 2011: Wayne C. Sales (Chairperson), Ronald E. Daly, Philip L. Francis, Edwin C. Gage and Steven S. Rogers. The Corporate Governance and Nominating Committee met four times during the last fiscal year.

The mission of the Corporate Governance and Nominating Committee is to recommend a framework to assist the Board in fulfilling its corporate governance responsibilities. In carrying out its mission, the Corporate Governance and Nominating Committee establishes and regularly reviews the Board’s policies and procedures, which provide:

•	criteria for the size and composition of the Board;

•	procedures for the conduct of Board meetings, including executive sessions of the Board;

•	policies on director retirement and resignation; and

•	criteria regarding personal qualifications needed for Board membership.

In addition, the Corporate Governance and Nominating Committee has the responsibility to:

•	consider and recommend nominations for Board membership and the composition of Board committees;

•	evaluate our Board practices and those of other well-managed companies and recommend appropriate changes to the Board (see “Board Practices” below);

•	consider governance issues raised by stockholders and recommend appropriate responses to the Board; and

•	consider appropriate compensation for directors.

For a description of the Corporate Governance and Nominating Committee’s processes and procedures for the consideration and determination of director compensation, see “Director Compensation.”

Finance Committee

The following directors served on the Finance Committee in fiscal 2011: Charles M. Lillis (Chairperson), Donald R. Chappel, Irwin S. Cohen, Susan E. Engel and Matthew E. Rubel. The Finance Committee met two times during the last fiscal year.

The primary responsibilities of the Finance Committee are to review our financial structure, policies and future financial plans and to make recommendations concerning them to the Board. In carrying out these responsibilities, the Finance Committee periodically reviews:

•	our annual operating and capital budgets as proposed by management, and our performance as compared to the approved budgets;

•	our dividend policy and rates;

•	investment performance of our employee benefit plans;

•	our financing arrangements;

•	our capital structure, including key financial ratios such as debt to equity ratios and coverage of fixed charges; and

•	proposals for changes in our capitalization, including purchases of treasury stock.

Leadership Development and Compensation Committee

The following directors served on the Leadership Development and Compensation Committee in fiscal 2011: Susan E. Engel (Chairperson), Ronald E. Daly, Edwin C. Gage, Charles M. Lillis, Matthew E. Rubel and Kathi P. Seifert. The Leadership Development and Compensation Committee met seven times during the last fiscal year.

The primary responsibilities of the Leadership Development and Compensation Committee are to:

•	determine the process to evaluate the performance of the Chief Executive Officer (the “CEO”);

•	review and recommend to the Board the compensation of the CEO;

•	review and recommend to the Board major changes in executive compensation programs, executive stock options and retirement plans for officers;

•	consider and make recommendations to the Board concerning the annual election of corporate officers and the succession plan for the CEO;

•	approve annual salaries and bonuses of corporate officers and other executives at specified levels;

•	review and approve participants and performance targets under our annual and long-term incentive compensation plans;

•	retain and terminate any firm or other professional used to assist in the evaluation of directors and senior executives, including the CEO, and to approve the terms of and fees for such retention;

•	approve equity grants and awards under our stock plan, bonus and other incentive plans;

•	review with management the Compensation Discussion and Analysis; and

•	review periodic reports from management with respect to whether the Company’s compensation programs and policies are reasonably likely to have a material adverse effect on the Company.

For a description of the Leadership Development and Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, see “Compensation Discussion and Analysis.”

BOARD PRACTICES

In order to help our stockholders better understand our Board practices, we are including the following description of current practices. The Corporate Governance and Nominating Committee periodically reviews these practices.

Leadership Structure

The Board determines the best board leadership structure for SUPERVALU from time to time. The Board believes that it is not in the best interest of the Company or our stockholders to have an inflexible rule regarding whether the offices of Chairman and CEO must be separate. When a vacancy occurs in the office of either the Chairman or the CEO, the Board will consider the specific characteristics and circumstances existing at that time and will determine whether the role of Chairman should be separate from that of the CEO and, if the roles are separate, whether the Chairman should be selected from the independent directors or from management.

In 2010, the Board determined that it was in the best interest of the Company to continue the separation of the positions of CEO and Chairman and to elect a Non-Executive Chairman. Wayne C. Sales was elected to that role following the 2010 Annual Meeting of Stockholders, assuming his continued service on the Board of Directors. It is expected that Mr. Sales will serve as the Non-Executive Chairman for a two-year term, contingent upon re-election to the Board of Directors. At the end of that two-year term, the Board will reevaluate its leadership structure. The Board believes this leadership structure affords the Company an effective combination of internal and external experience, continuity and independence that will serve the Board and the Company well.

Evaluation of Board Performance

In order to continue to evaluate and improve the effectiveness of the Board, under the guidance of the Corporate Governance and Nominating Committee, our Board annually evaluates the Board’s performance as a whole. The evaluation process includes a survey of the individual views of all directors, a summary of which is then shared with the Board. The Board conducted an evaluation this year with the assistance of an outside consultant in which each director was evaluated on ten competencies as a way to improve each director’s performance. A similar evaluation process is expected to occur following the 2011 Annual Meeting of Stockholders and biannually thereafter. Each active Board Committee also evaluates its own performance annually.

Size of the Board

As provided by our bylaws, the Board of Directors shall consist of not less than 10, nor more than 15 directors. The exact number of directors shall be determined from time to time by resolution adopted by a majority of the whole Board of Directors or of the holders of at least 75% of the stock of the Corporation entitled to vote, considered for the purpose as one class. The Board believes that the size of the Board should accommodate the objectives of effective discussion and decision-making and adequate staffing of Board committees.

The Board of Directors currently consists of 12 members. Following the 2011 Annual Meeting of Stockholders, the Board of Directors will consist of 11 members.

Director Independence

The Board believes that a substantial majority of its members should be independent, non-employee directors. It is the Board’s policy that no more than two members of the Board will be employees of SUPERVALU. These management members will include the CEO and up to one additional person whose duties and responsibilities identify them as a top management individual of SUPERVALU. Only one member of the Board, Craig R. Herkert, is or will be an employee of SUPERVALU, assuming all nominees are elected. The Board has determined that all non-employee directors and all director nominees meet the requirements for independence under the NYSE listing standards.

Director Retirement

It is Board policy that non-employee directors retire at the annual meeting following the date they attain the age of 74 and that non-employee directors elected after February 27, 1994 may serve a maximum term of 15 years. Directors who change the occupation they held when initially elected to the Board are expected to offer to resign from the Board. At that time, the Corporate Governance and Nominating Committee will review the continuation of Board membership under these new circumstances and make a recommendation to the full Board.

The Board also has adopted a policy that requires employee directors, other than the CEO, to retire from the Board at the time of a change in their status as an officer of SUPERVALU. A former CEO may continue to serve on the Board until the third anniversary after his or her separation from SUPERVALU. However, if a former CEO leaves SUPERVALU to accept another position, the CEO is expected to retire as a director effective simultaneously with his or her separation from SUPERVALU.

Selection of Directors

The Corporate Governance and Nominating Committee is the standing committee responsible for determining the slate of director nominees for election by stockholders. The Corporate Governance and Nominating Committee considers and evaluates potential Board candidates based on the criteria set forth below and makes its recommendation to the full Board. The criteria applied to director candidates stress independence, integrity, experience and sound judgment in areas relevant to our business, financial acumen, interpersonal skills, a proven record of accomplishment, a willingness to commit sufficient time to the Board, the ability to challenge and stimulate management and diversity. The Corporate Governance and Nominating Committee views diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities. The Corporate Governance and Nominating Committee will use the same process and criteria for evaluating all nominees, regardless of whether the nominee is submitted by a stockholder or by some other source.

Directors and management are encouraged to submit the name of any candidate they believe to be qualified to serve on the Board, together with background information on the candidate, to the Chairperson of the Corporate Governance and Nominating Committee. In accordance with procedures set forth in our bylaws, stockholders may propose, and the Corporate Governance and Nominating Committee will consider, nominees for election to the Board of Directors by giving timely written notice to the Corporate Secretary, which must be received at our principal executive offices no later than the close of business on March 28, 2012 and no earlier than February 27, 2012. Any such notice must include the name of the nominee, a biographical sketch and resume, contact information and such other background materials on such nominee as the Corporate Governance and Nominating Committee may request.

Executive Sessions of Outside Directors

Non-employee directors generally meet together as a group, without the CEO or any other employees in attendance, during each Board meeting. The Non-Executive Chairman presides over each executive session of the Board.

Non-Executive Chairman

In 2010, our Board established the position of Non-Executive Chairman and elected Mr. Sales to serve in that role. The primary responsibilities of our Non-Executive Chairman include:

(a)	ensuring that the respective responsibilities of the Board and management are understood, and that the boundaries between the Board and management responsibilities are respected;

(b)	working with the CEO to develop an appropriate schedule of Board meetings, seeking to ensure that the Board can perform its duties responsibly while recognizing and supporting the operational demands of the Company;

(c)	working with the CEO and Board members to develop the agendas for the Board meetings;

(d)	conferring with the Corporate Governance and Nominating Committee regarding recommendations regarding the membership of the Board’s committees and the selection and rotation of committee chairs;

(e)	chairing all meetings of the Board and presiding at all stockholder meetings;

(f)	scheduling, developing the agenda for and presiding at all executive sessions of the Board and at meetings of the Board’s outside directors, and communicating to the CEO the substance of the discussions occurring at such sessions and meetings;

(g)	acting as principal liaison between the non-employee directors and the CEO on sensitive issues, although any non-employee director maintains the right to communicate directly with the CEO on any matter;

(h)	serving as an ex officio member of each committee and working with the Board committee chairs on the performance of their designated roles and responsibilities;

(i)	assessing and advising the CEO as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the Board to effectively and responsibly perform its duties. Although Company management is responsible for the preparation of materials for the Board, the Non-Executive Chairman will consider requests from any Board member regarding the inclusion of specific information in such material and all directors maintain the right to communicate directly with members of management;

(j)	recommending to the Board the retention of any consultants who will report directly to the Board on board matters (as opposed to committee consultants);

(k)	acting as a direct conduit to the Board for stockholders, employees and the public;

(l)	monitoring significant issues and risks between meetings of the Board and assuring that the entire Board becomes involved when appropriate;

(m)	leading the Board in anticipating and responding to crises, including temporary incapacity of the CEO;

(n)	upon recommendation of the Corporate Governance and Nominating Committee, interviewing candidates for the Board that are proposed to be presented to the Board for consideration;

(o)	in conjunction with the Corporate Governance and Nominating Committee, overseeing the evaluation process regarding the performance of individual directors;

(p)	working with the chair of the Leadership Development and Compensation Committee on the process for compensating and evaluating the CEO, consistent with the principle that the CEO reports to the full Board and not the Non-Executive Chairman;

(q)	working with the Chair of the Leadership Development and Compensation Committee on succession planning for the CEO and senior management;

(r)	assisting the Board and the Company in assuring compliance with and implementation of the Governance Principles; and

(s)	chairing the Corporate Governance and Nominating Committee and the Executive Committee of the Board.

Board’s Role in Risk Oversight

The Board takes an active role in risk oversight related to the Company both as a full Board and through its Committees. The Board meets in executive session, without Mr. Herkert present, after each regularly scheduled Board meeting to, among other things, assess the quality of the meetings and to provide its observations to Mr. Herkert.

In addition, the Company conducts an annual enterprise wide risk assessment. A formal report is delivered to the Audit Committee, the chair of which provides a synopsis to the Board. Risk assessment updates are provided if required. The objectives for the risk assessment process include: (i) facilitating the NYSE governance requirement that the Audit Committee discuss policies around risk assessment and risk management; (ii) developing a defined list of key risks to be shared with the Audit Committee, Board and senior management; (iii) determining whether there are risks that require additional or higher priority mitigation efforts; (iv) facilitating discussion of the risk factors to be included in Item 1A of the Company’s Annual Report on Form 10-K and (v) guiding the development of the internal audit plans.

Compensation Risk Assessment

The Company has historically maintained a prudent and appropriately risk-balanced approach to its incentive compensation programs to ensure that such programs promote the long-term interests of our stockholders and do not contribute to unnecessary risk-taking, and will continue to do so. The Company, through its Leadership Development and Compensation Committee, regularly engages in a process to evaluate whether its executive and broad-based compensation programs contribute to unnecessary risk-taking and has concluded that the risks arising from these programs are not reasonably likely to have a material adverse effect on the Company. The Committee directly engages its compensation consultant, Towers Watson, to assist the Committee in its evaluation. In accordance with the Committee’s direction, Towers Watson performs a compensation risk assessment of the Company’s executive and broad-based compensation programs and makes an independent report to the Committee. The risk assessment completed by Towers Watson in 2011 concluded that the Company’s executive and broad-based compensation programs do not present any area of significant risk, noting that the plans are well-aligned with the Committee’s compensation design principles and that individual business units do not pose a significant risk to the overall enterprise given the interdependence of key business units and the management of cross-enterprise risks. Additionally, the Committee noted in its evaluation that the Company has implemented a clawback policy and maintains stock ownership guidelines for its directors and officers, each of which further supports the risk-balanced approach to incentive compensation.

Attendance at Stockholder Meetings

The Board does not have a formal policy regarding director attendance at the Annual Meeting of Stockholders. However, all directors are strongly encouraged to attend the meeting. All of the incumbent directors attended the 2010 Annual Meeting of Stockholders.

Stock Ownership Guidelines

Non-employee directors are required to acquire and own SUPERVALU common stock with a fair market value of five times a director’s annual retainer within five years after the director is first elected.

Governance Principles

The Board maintains a formal statement of Governance Principles that sets forth the corporate governance practices for SUPERVALU. The Governance Principles are available on our website at http://www.supervalu.com.  Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.”

Policy and Procedures Regarding Transactions with Related Persons

The Board of Directors of the Company has adopted a Policy and Procedures Regarding Transactions with Related Persons. This policy delegates to the Audit Committee responsibility for reviewing, approving or ratifying transactions with “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of the directors or executive officers of the Company, certain stockholders and their immediate families. The policy applies to transactions where the Company is a participant, a related person will have a direct or indirect material interest and the amount involved exceeds $120,000. Under the policy, management of the Company is responsible for disclosing to the Audit Committee all material information related to any covered transaction in order to give the Audit Committee an opportunity to authorize, approve or ratify the covered transaction based upon its determination that the covered transaction is fair and reasonable and on terms no less favorable to the Company than could be obtained in a comparable arm’s length transaction with an unrelated third party. A copy of the Policy and Procedures Regarding Transactions with Related Persons is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.”

Other Matters Relating to Directors

Susan E. Engel, one of our directors, served as chairwoman and chief executive officer of Lenox Group Inc., a tabletop, giftware and collectibles company, from November 1996 until she retired in January 2007. In November 2008, Lenox Group filed a voluntary petition for relief under Chapter 11 in the U.S. Bankruptcy Court for the Southern District of New York.

ELECTION OF DIRECTORS (ITEM 1)

Directors elected at the 2008 Annual Meeting of Stockholders were elected for a three-year term, which expires in 2011. In December 2008, the Board voted to declassify the Board, thereby repealing the staggered terms of directors, beginning with the class of directors up for election at the 2009 Annual Meeting of Stockholders. Beginning with that meeting, directors are elected for a term of one year. If a vacancy exists or occurs during the year, the vacant directorship may be filled by the vote of the remaining directors until the next annual meeting, at which time the stockholders elect a director to fill the vacancy. There are currently 12 members of the Board.

Our bylaws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections. A majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. In a contested election, a situation in which the number of nominees exceeds the number of directors to be elected, the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A plurality means that the nominees receiving the highest number of votes cast will be elected.

If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Corporate Governance and Nominating Committee will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the Annual Meeting, under Delaware law that nominee would not become a director and would not serve on the Board of Directors as a “holdover director.”

Donald R. Chappel, Irwin S. Cohen, Ronald E. Daly, Susan E. Engel, Philip L. Francis, Edwin C. Gage, Craig R. Herkert, Steven S. Rogers, Matthew E. Rubel, Wayne C. Sales and Kathi P. Seifert are nominated for one-year terms expiring in 2012. Mr. Lillis is retiring from the Board and will not be standing for re-election. The Board of Directors has been informed that each nominee is willing to serve as a director. However, if any nominee is unable to serve or for good cause will not serve, the proxy may be voted for another person as the persons named on the proxies decide.

The following sets forth information, as of May 15, 2011, concerning 11 nominees whose terms of office will continue after the Annual Meeting, based on the current composition of the Board.

NOMINEES FOR ELECTION AS DIRECTORS AT THE ANNUAL MEETING
FOR A ONE-YEAR TERM EXPIRING IN 2012

DONALD. R. CHAPPEL, age 59

• Mr. Chappel, a director of SUPERVALU since 2010, is Senior Vice President and Chief Financial Officer for The Williams Companies, Inc., an integrated energy company, which, through its subsidiaries, finds, produces, gathers, processes and transports natural gas. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. Mr. Chappel joined Williams in 2003. Among many qualifications, Mr. Chappel brings significant experience in finance and accounting as a senior finance executive of several large public companies.

• Mr. Chappel also serves as Chief Financial Officer and a director of Williams Partners GP LLC, the general partner of Williams Partners L.P. He also served as Chief Financial Officer and director of Williams Pipeline GP LLC, the general partner of Williams Pipeline Partners L.P. until its merger with Williams Partners L.P. in 2010.

IRWIN S. COHEN, age 70

• Mr. Cohen, a director of SUPERVALU since 2003, is a Retired Partner of Deloitte & Touche LLP, a professional services firm, providing audit, tax, financial advisory and consulting services. Mr. Cohen, who joined Deloitte in 1962 and became a partner in 1972, served as the Global Managing Partner of the Consumer Products, Retail and Services Practice of Deloitte from 1997 to 2003. Mr. Cohen also founded and led Deloitte’s Consumer Products, Retail and Services Practice as it grew to serve over 100 countries in Europe, Asia Pacific and the Americas. Mr. Cohen brings considerable experience in retail and accounting as a result of his experience with Deloitte.

• Mr. Cohen is also a Director and Chair of the Audit Committee of Stein Mart Inc., a discount fashion retailer with sales in excess of $1 billion. In addition, he serves on the Board of several private and not-for-profit companies and is a Senior Advisor to Peter J. Solomon Company.

RONALD E. DALY, age 64

• Mr. Daly, a director of SUPERVALU since 2003, is the former Chief Executive Officer and President of Océ USA Holding, Inc., a subsidiary of Océ N.V., a supplier of digital document management technology and services. Mr. Daly held that position from 2002 to 2004. Prior to that, Mr. Daly spent 38 years with RR Donnelley, holding various positions in operations, eventually becoming the president of its largest business unit. Among many qualifications, Mr. Daly brings significant experience in business strategy as a senior executive of large companies, as well as significant supply chain and technology experience.

• Mr. Daly is also a director of United States Cellular Corporation, the nation’s fifth-largest, full-service wireless carrier. In addition, he serves as an adjunct professor of strategy and leadership at Loyola University of Chicago and teaches executive MBA courses. Mr. Daly also serves on four non-profit boards.

SUSAN E. ENGEL, age 64

• Ms. Engel, a director of SUPERVALU since 1999, is the Chief Executive Officer and President of PorteroLuxury, Inc., an internet retailer of luxury pre-owned and vintage personal accessories. Prior to joining PorteroLuxury in 2009, Ms. Engel served as Chairwoman and CEO of Lenox Group Inc. (the successor to Department 56, Inc.), a designer and marketer of tabletop, giftware and collectible products from 1996 until she retired in January 2007. Among many qualifications, Ms. Engel brings significant consulting and retail experience, including as a senior executive of a public company.

• Ms. Engel is also a director of Wells Fargo & Company, a diversified financial services company with $1.2 trillion in assets.

PHILIP L. FRANCIS, age 64

• Mr. Francis, a director of SUPERVALU since 2006, is the Executive Chairman of PetSmart, Inc., a specialty retailer of services and solutions for pets. Mr. Francis transitioned to the role of Executive Chairman in 2009, following his retirement as Chief Executive Officer at PetSmart, a position he held from 1999 to 2009. Prior to joining PetSmart, Mr. Francis was the President and CEO of Shaw’s Supermarkets. Among many qualifications, Mr. Francis brings significant retail industry experience, as well as experience in business strategy as a senior executive of a large public company.

• Mr. Francis is also a director of CareFusion Corporation, which is a leading, global medical device company created through the spinoff of Cardinal Health Inc.’s clinical and medical products businesses. From 2006 to 2009, Mr. Francis was a director of Cardinal Health, Inc.

EDWIN C. GAGE, age 70

• Mr. Gage, a director of SUPERVALU since 1986, is the Chairman of GAGE Marketing Group, L.L.C., an integrated marketing services company, which he founded in 1991. Prior to that, Mr. Gage served as the President, COO and CEO of Carlson Companies, Inc., which is one of the largest marketing services companies in the world. Among many qualifications, Mr. Gage brings significant experience in marketing and business strategy as a senior executive of a large company.

• Mr. Gage also serves on the Board of several private and not-for-profit companies.

CRAIG R. HERKERT, age 51

• Mr. Herkert, a director of SUPERVALU since 2009, was named the Company’s Chief Executive Officer and President in 2009. Prior to joining SUPERVALU, Mr. Herkert served from 2004 to 2009 as the President and Chief Executive Officer of the Americas for Wal-Mart Stores, Inc., an operator of retail stores. He also served as the Executive Vice President of Wal-Mart International from 2000 to 2003, following his promotion from Senior Vice President and Chief Operating Officer in 2003. In addition to his experience leading the Company, Mr. Herkert brings years of retail experience to our Board.

STEVEN S. ROGERS, age 53

• Mr. Rogers, a director of SUPERVALU since 1998, is the Gordon and Llura Gund Family Distinguished Professor of Entrepreneurship at the Kellogg School of Management at Northwestern University. He joined the faculty of Kellogg in 1995. Prior to his teaching career, Mr. Rogers owned and operated two manufacturing firms and one retail operations firm and worked as a consultant with Bain & Company. Among many qualifications, Mr. Rogers brings significant experience in corporate entrepreneurship and entrepreneurial finance.

• Mr. Rogers is also a director of Amcore Financial, Inc., which provides a full range of consumer and commercial banking services and has banking assets of $4.4 billion, Oakmark Mutual Funds--Harris Associates, which provides investment advice to wealthy individuals and institutions, S.C. Johnson & Son, Inc., a manufacturer of household cleaning, personal care and insecticide products, and W.S. Darley & Company, a manufacturer and distributor of fire engines and equipment. He was a board member of Bally Total Fitness until 2007 and Duquesne Light Holdings, Inc. until 2006. In addition, he is active with many not-for-profit corporations.

MATTHEW E. RUBEL, age 53

• Mr. Rubel, a director of SUPERVALU since 2010, is Chairman, President and Chief Executive Officer of Collective Brands, Inc., the holding company for Payless ShoeSource, Collective Brands Performance + Lifestyle Group and Collective Licensing International and a leader in lifestyle, fashion and performance brands for footwear and related accessories. Mr. Rubel joined Collective Brands in 2005 as Chief Executive Officer and President. Among many qualifications, Mr. Rubel brings significant retail and branding experience and experience as a chief executive officer of a large public company, including managing a significant transformation.

• From 2006 to 2008, Mr. Rubel was a director of Furniture Brands, Inc.

WAYNE C. SALES, age 61

• Mr. Sales, a director of SUPERVALU since 2006 and Non-Executive Chairman of the Board since 2010, retired as the Vice-Chairman of Canadian Tire Corporation Limited, a retail, financial services and petroleum company. Mr. Sales served as Vice-Chairman of Canadian Tire until 2007, following his tenure as President and Chief Executive Officer, a position that he held from 2000 to 2006. Under Mr. Sales’ leadership, Canadian Tire’s retail sales increased nearly $2 billion. Among many qualifications, Mr. Sales brings significant experience in retail marketing, merchandising, supply chain and financial services as chief executive officer of a large retail and financial services company.

• Mr. Sales is also a director and Chair of the Compensation Committee of Tim Hortons Inc., which is the fourth largest publicly-traded quick service restaurant chain in North America based on market capitalization. Additionally, he serves as a director and Chair of the Compensation Committee of Georgia Gulf Corp, a leading, integrated North American manufacturer of chemicals and vinyl-based building and home improvement products. Mr. Sales also serves as a director and chair of the Nominating/Governance Committee of Discovery Air, a specialty aviation company.

KATHI P. SEIFERT, age 62

• Ms. Seifert, a director of SUPERVALU since 2006, retired as Executive Vice President for the Kimberly-Clark Corporation, a global health and hygiene product manufacturing company, after 26 years of service. Ms. Seifert held the position of Executive Vice President there from 1999 to 2004. Among many qualifications, Ms. Seifert brings significant consumer product goods and sales and marketing experience.

• Ms. Seifert is also a director of Appleton Papers, Inc., which produces carbonless, thermal, security and performance packaging products; Eli Lilly and Company, which discovers, develops, manufactures and sells pharmaceutical products; Lexmark International, Inc., which provides businesses of all sizes with a broad range of printing and imaging products, solutions and services; and Revlon, Inc., a worldwide cosmetics and beauty care products company.

DIRECTOR COMPENSATION

The Corporate Governance and Nominating Committee reviews the compensation of our directors on a periodic basis. Based upon its review, the Corporate Governance and Nominating Committee makes recommendations to the Board of Directors. Annual compensation for non-employee directors is comprised of the following components: cash compensation, consisting of an annual retainer and meeting fees, and equity compensation, consisting of stock options and an annual deferred retainer payable in SUPERVALU common stock. Each of these components is described in more detail below.

Annual Board/Committee Chairperson Retainer

Non-employee directors receive an annual cash retainer of $80,000 per year. The Non-Executive Chairman receives an additional annual cash retainer of $75,000. In addition, the Chairperson of each Board committee receives the following annual retainer: Audit Committee Chairperson, $25,000; and Corporate Governance and Nominating, Finance and Leadership Development and Compensation Committee Chairpersons, $20,000. Also, each non-employee director committee member receives an annual retainer for each committee served on of $10,000 per committee, except Audit Committee members who receive $15,000 for their service on the Audit Committee. Beginning in 2011, members of the Leadership Development and Compensation Committee receive an additional $5,000 for their service on this committee.

Stock Options

Non-employee directors are granted stock options with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. For fiscal 2011, each non-employee director was granted 6,140 options. Options are fully exercisable upon grant.

Annual Deferred Stock Retainer

Each non-employee director is paid $60,000 on each July 1 in the form of SUPERVALU common stock that is credited in share units to the SUPERVALU INC. Directors’ Deferred Compensation Plan (2009 Restatement) (“Directors’ Deferred Compensation Plan”) described below. The number of shares credited to each director’s account is based upon the price of the Company’s common stock on each July 1.

Retirement Program

Effective June 27, 1996, our Directors Retirement Program was discontinued and benefits previously earned by directors were frozen. A non-employee director first elected to our Board prior to June 27, 1996, will receive an annual payment of $20,000 per year for the number of years of the director’s service on the Board prior to June 27, 1996, but for not more than ten years of such service, after such director ceases to be a member of the Board. Directors first elected to the Board after June 27, 1996, do not participate in the Directors Retirement Program. As a result of this benefit, Mr. Gage is entitled to an aggregate of $200,000 (payable in annual installments of $20,000) following his resignation from the Board. Mr. Lillis is entitled to an aggregate of $20,000 following his resignation from the Board.

Deferred Compensation Program

Directors may elect to defer payment of their retainer and committee fees under the Directors’ Deferred Compensation Plan. Under the Directors’ Deferred Compensation Plan, a non-employee director may elect to have payment of all or a portion of the director’s fees deferred and credited to a deferred stock account or into a deferred cash account. If a director chooses to defer fees into a deferred stock account, SUPERVALU then credits the director’s account with an additional amount equal to 10 percent of the amount of fees the director has elected to defer and contributes the total amount in the director’s account to an irrevocable grantor (“rabbi”) trust that uses the amount to purchase shares of SUPERVALU common stock, which are then allocated to an account for the director under the trust. Each director is entitled to direct the trustee to vote all shares allocated to the director’s account in the trust. The common stock in each director’s deferred stock account will be distributed to the director after the director leaves the Board. Until that time, the trust assets remain subject to the claims of our creditors. Dividends paid on the shares of common stock held in each of the directors’ accounts are used to purchase additional shares for these accounts each quarter. If a director chooses to defer all or a portion of fees into a deferred cash account, interest is payable on the amount of deferred cash compensation at an annual rate equal to the twelve-month rolling average of Moody’s Corporate Average Bond Index for the twelve-month period ending in the month of October preceding the first day of the calendar year. Payment in cash is made from the cash account following retirement from the Board.

Reimbursements and Expenses

Non-employee directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and stockholder meetings. While travel to such meetings may include the use of the Company aircraft, if available or appropriate under the circumstances, the directors generally use commercial air service. Directors are also reimbursed for participation in director education programs in the amount of $7,500 for each director, plus expenses, to be used every two years. Reimbursements for any non-employee director did not exceed the $10,000 threshold in fiscal 2011 and thus are not included in “Director Compensation for Fiscal 2011” below.

From time to time, spouses may also join non-employee directors on the Company aircraft when a non-employee director is traveling to or from a Board, committee or stockholder meeting or any other meeting of the Company where such non-employee director is invited to do so by the CEO. This travel may result in the non-employee director recognizing income for tax purposes. The Company does not reimburse the non-employee director for the taxes incurred in connection with such income.

Non-employee directors are eligible to use the Company aircraft for personal purposes to the extent that the Company aircraft is already traveling on Company business or at the direction of the CEO and there is available space for such non-employee director. Any such personal use of the Company aircraft may result in the non-

employee director recognizing income for tax purposes, and the Company does not reimburse the non-employee directors for any taxes incurred in connection with such personal use.

DIRECTOR COMPENSATION FOR FISCAL 2011

				Change in
				Pension Value
				and
	Fees			Nonqualified
	Earned or			Deferred
	Paid In	Stock	Option	Compensation
Name(1)	Cash(2)	Awards(3)	Awards(4)	Earnings(5)	Total

Donald R. Chappel	$105,000	$70,500	$23,167	$—	$198,667
Irwin S. Cohen	130,000	60,000	23,167	—	213,167
Ronald E. Daly	100,000	62,000	23,167	—	185,167
Susan E. Engel	120,000	60,000	23,167	—	203,167
Philip L. Francis	105,000	70,500	23,167	—	198,667
Edwin C. Gage	100,000	60,000	23,167	—	183,167
Charles M. Lillis	120,000	60,000	23,167	—	203,167
Steven S. Rogers	105,000	60,000	23,167	—	188,167
Matthew E. Rubel	100,000	65,000	23,167	—	188,167
Wayne C. Sales	185,000	78,500	23,167	—	286,667
Kathi P. Seifert	105,000	60,000	23,167	—	188,167

(1)	Craig Herkert, our Chief Executive Officer and President, and Jeffrey Noddle, our former Executive Chairman, are not included in this table because they are, or were in Noddle’s case, employees of SUPERVALU and received no compensation for service as a director. Mr. Noddle and Mr. Herkert’s compensation are shown in the Summary Compensation Table under “Executive Compensation.”

(2)	Reflects the amount of cash compensation earned in fiscal 2011 for Board and committee service. Amounts shown include any amounts deferred by the director under the Director’s Deferred Compensation Plan described above.

(3)	Includes: (a) the annual deferred stock retainer for each director as described above and (b) any additional shares of common stock awarded to a director as a result of the director’s deferral of fees earned under the Directors’ Deferred Compensation Plan described above. The grant date fair value of stock awards are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”) on the same basis as used for financial reporting purposes for the fiscal year. Refer to Notes 1 and 9 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended February 26, 2011 for our policy and assumptions made in determining the grant date fair value of share-based payments. The amounts shown above also reflect the full grant date fair value of stock awards made during fiscal 2011. As of February 26, 2011, the last day of our fiscal year, each of the non-employee directors had shares credited to their account under the Directors’ Deferred Compensation Plan Trust as follows: Mr. Chappel, 15,520 shares; Mr. Cohen, 18,359 shares; Mr. Daly, 24,992 shares; Ms. Engel, 50,249 shares; Mr. Francis, 41,398 shares; Mr. Gage, 26,611 shares; Mr. Lillis, 64,342 shares; Mr. Rogers, 23,987 shares; Mr. Rubel, 10,392 shares; Mr. Sales, 48,293 shares and Ms. Seifert, 19,176 shares.

(4)	The amounts shown reflect the full grant date fair value of option awards made during fiscal 2011. The grant date fair value of option awards are calculated in accordance with FASB ASC 718 on the same basis as used for financial reporting purposes for the fiscal year. Refer to Notes 1 and 9 of our Annual Report on Form 10-K for the fiscal year ended February 26, 2011 for our policy and assumptions made in the valuation of share-based payments. As of February 26, 2011, the last day of our fiscal year, each of the non-employee directors had the following stock options outstanding: Mr. Chappel, 6,140 shares; Mr. Cohen, 48,420 shares; Mr. Daly, 42,420 shares; Ms. Engel, 60,420 shares; Mr. Francis, 36,420 shares; Mr. Gage, 60,420 shares; Mr. Lillis, 48,420 shares; Mr. Rogers, 57,615 shares; Mr. Rubel, 6,140 shares; Mr. Sales, 30,420 shares and Ms. Seifert, 30,420 shares.

(5)	Garnett L. Keith Jr., who retired from the Board of Directors in June 2010, received payment pursuant to a deferred compensation plan that was discontinued in 1996 of $45,287 reflecting above-market interest on deferred compensation.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Leadership Development and Compensation Committee (the “Committee”) of the Board of Directors oversees the design and administration of our executive compensation programs, which are designed to:

•	Align compensation with long-term stockholder value and the execution of strategic business imperatives;

•	Ensure that the majority of compensation opportunities are through incentive programs that reward executives based on the achievement of corporate results (“pay-for-performance”); and

•	Provide a compensation opportunity that is generally targeted at the median of the competitive market (as defined below).

The depressed economic environment that began in fiscal 2008 continued to negatively impact the Company in fiscal 2011. With that backdrop, the Committee sought to compensate our executives in a way that would appropriately recognize their contributions to the Company during fiscal 2011, while remaining consistent with the Company’s pay-for-performance objectives and the best interests of our stockholders. These considerations produced the following compensation actions for fiscal 2011:

•	The Committee determined that, as part of its focus on pay-for-performance, base salaries for the executive officers described in our Summary Compensation Table (the “NEOs”) and certain other officers would not be increased. These base salaries have remained frozen since fiscal 2008, other than in connection with promotions to positions of greater responsibility in fiscal 2011;

•	We did not pay any bonuses to our NEOs in fiscal 2011 under our annual cash incentive plan. There was no payout under any component of our annual cash incentive plan because earnings per share did not meet the threshold amount established by the Committee; and

•	We did not implement a new cycle of our three-year performance program for our NEOs or other employees in fiscal 2011.

As a result, the Committee set targeted compensation for fiscal 2011 to be less than targeted compensation for fiscal 2010. Actual financial performance for fiscal 2011 was below our goals, and consequently each of our NEOs was paid less than the target amount of such NEO’s fiscal 2011 targeted annual compensation (as defined below) in alignment with the Committee’s pay-for-performance philosophy.

	Fiscal 2011 Targeted		Fiscal 2011 Actual
Name	Annual Compensation(1)		Annual Compensation(1)

Craig R. Herkert	$4,137,000		$850,000
Julie Dexter Berg	1,098,000	(2)	453,400	(3)
Janel S. Haugarth	1,312,000	(2)	635,500	(2)(3)
Wayne R. Shurts	969,000	(2)	413,800	(3)
Sherry M. Smith	904,000	(2)	502,500	(2)

The fiscal 2011 targeted annual compensation, as approved by the Committee, was comprised of base salary, annual cash incentive award assuming achievement of target performance, and stock options granted during the fiscal year valued as of the grant date using a Black-Scholes valuation. The fiscal 2011 targeted amounts differ from the amounts reflected in the Summary Compensation Table primarily because the Summary Compensation Table reflects a variety of other elements of compensation, such as perquisites, changes in pension value and earnings on deferred compensation, which the Committee does not consider when setting annual compensation levels for the NEOs.

(1)	Targeted and actual annual compensation do not include any one-time awards of equity under special circumstances including retention or upon hire.

(2)	Targeted annual compensation amounts reflect partial year amounts for base salary and annual bonus for Ms. Dexter Berg and Mr. Shurts due to their status as new hires during fiscal 2011. Targeted and actual annual compensation for Ms. Haugarth and Ms. Smith reflect different pay levels and different bonus opportunities for positions held during fiscal 2011.

(3)	Includes amounts paid under a discretionary bonus program.

Competitive Benchmarking

Competitive Market.  The Company seeks to offer its executives compensation opportunities targeted at the median of the competitive market. In assessing competitiveness, the Committee reviews compensation information from a peer group, as well as compensation information available from third-party surveys. This information is used to inform the Committee of competitive pay practices, including the relative mix among elements of compensation. This information is also used to determine, as a point of reference for each NEO, a midpoint (or median) within the competitive compensation range, for base salary, annual cash incentive, long-term equity incentives and the total of these elements.

The Committee also recognizes that comparative pay assessments have inherent limitations, due to the lack of precise comparability of executive positions between companies, as well as the companies themselves. As a result, the competitive medians are used only as a guide and are not the sole determinative factor in making compensation decisions for the NEOs. In exercising its judgment, the Committee looks beyond the competitive market data and considers individual job responsibilities, individual performance, experience, compensation history, internal comparisons and compensation at former employers (in the case of new hires) and Company performance.

For fiscal 2011, our competitive comparison group consisted of the following 25 retail and distribution companies:

Comparison Group

AmerisourceBergen Corporation	Kohl’s Corporation	Sears Holdings Corporation
AutoNation, Inc.	The Kroger Co.	Staples, Inc.
Best Buy Co. Inc.	Lowe’s Companies, Inc.	Sysco Corporation
Cardinal Health, Inc.	Macy’s, Inc.	Target Corporation
Costco Wholesale Corporation	McKesson Corporation	The TJX Companies, Inc.
CVS Caremark Corporation	Office Depot, Inc.	Wal-Mart Stores, Inc.
The Gap, Inc.	Publix Super Markets, Inc.	Walgreen Co.
The Home Depot, Inc.	Rite Aid Corporation
J.C. Penney Company, Inc.	Safeway Inc.

The 25-company competitive comparison group approved by the Committee and disclosed above was reviewed during fiscal 2011 by our compensation consultant, Towers Watson, with input from the Committee, and was selected from U.S.-based companies based on revenue, size and industry.

Generally, the Committee will maintain the continuity of the companies within the competitive comparison group from year to year; however, changes in the composition of the group may occur as companies enter or exit the publicly-traded marketplace, as the relative size of the companies in the comparison group changes or as business conditions warrant change. For fiscal 2011, there were no changes to this group from the prior fiscal year.

The Committee reviewed this list for fiscal 2012 and determined that AutoNation, Inc. should be removed from the peer group. The Committee added Dollar General Corporation, which the Committee believes is in line with the Company’s strategy related to the Save-A-Lot banner.

The third-party compensation surveys used by the Committee provide data on similarly sized organizations based on revenue and industry. In fiscal 2011, the Committee looked at third-party retail, wholesale and general industry surveys conducted by Towers Watson. Those surveys were the Towers Watson Executive Compensation Database, the Towers Watson Retail/Wholesale Executive Compensation Database and the Towers Watson Industry Report on Top Management Compensation — Retail/Wholesale Sector.

Compensation Process.  Compensation for our NEOs other than the CEO is reviewed and approved by the Committee on an annual basis. As part of that review, the Committee takes into consideration competitive market analyses and the recommendations of our human resources staff, the compensation consultants and the CEO. The Committee will review periodically the relationship of target compensation levels for each NEO relative to the compensation target for the CEO. In addition, the Committee periodically will review internal equity relationships for comparable positions across peer companies.

For the CEO, the Committee prepares compensation recommendations for ultimate review and approval by the Board of Directors, with the CEO abstaining from such review and approval. In making its compensation recommendations regarding our CEO, the Committee takes into consideration the Board of Directors’ annual performance evaluation of our CEO, internal equity relationships, competitive market analyses for other chief executive officers based on publicly available information and information provided by our human resources staff and compensation consultant. Recommendations with respect to compensation of our CEO are not shared with the CEO during this process.

For fiscal 2011, the review for all executives was conducted by the Committee in June 2010 at the Committee’s regular meeting. Compensation for Ms. Dexter Berg and Mr. Shurts were determined separately from the general review process in connection with commencement of their employment with the Company. Compensation for Ms. Smith in her new role as Chief Financial Officer was determined in connection with her appointment to the position in December 2010. Compensation for Ms. Haugarth in her new role as Executive Vice President, Merchandising and Logistics was determined in connection with her promotion in January 2011.

Compensation Consultant.  The Committee has the authority to retain outside compensation consultants to assist in the evaluation of executive compensation or to otherwise advise the Committee. The Committee directs the work of such consultants, and decisions regarding compensation of our NEOs are ultimately made by the Committee and, in the case of our CEO, by the Board.

The Committee retained Towers Watson as its compensation consultant to assist the Committee with its evaluation and assessment of executive compensation. The compensation consultant also assisted the Committee with the review of its self-selected comparison group used for purposes of benchmarking compensation levels and relative mix for fiscal 2011.

In fiscal 2010, the Committee adopted a policy whereby any consulting work done by Towers Watson with expected billings in excess of $25,000, excluding work for the Committee, is subject to pre-approval by the Committee. For fiscal 2011, the aggregate amount of fees for additional services, not including consulting related to broad-based plans, provided by Towers Watson did not exceed $120,000.

Pay-for-Performance

Our executive compensation programs are structured to provide a mix of fixed and variable compensation, with variable compensation delivered via short-term and long-term incentives that help to align the priorities and actions of executives with the interests of our stockholders. Therefore, a significant portion (44 to 79 percent in fiscal 2011) of targeted compensation is performance-based.

The variable components of the compensation program are designed so that our executives’ total compensation will be above the median of our competitive market when our results are above the target levels of performance established by the Committee and below the median of our competitive market when our results fall below this targeted performance. These target performance levels are established based on both internal standards and external comparisons. This relative fluctuation in compensation value increases or decreases by the significant use of equity-based components in the program. Therefore, actual total compensation realized, as compared to established targets, will significantly increase or decrease in direct correlation to our stock price. Significant use of equity-based components, along with stringent ownership and retention requirements (described below), ensures alignment of executive compensation with stockholder value.

For fiscal 2011, the principal elements of our executive compensation program consisted of base salary, annual cash incentive and long-term equity incentives in the form of stock options. The table below illustrates how these primary components of target executive compensation are allocated between performance and non-performance based components, how performance-based compensation is allocated between annual and long-term components and how total compensation is allocated between cash and equity components. For our NEOs in fiscal 2011, except for Mr. Noddle and Ms. Knous, that target allocation was as follows:

	2011 Fiscal Year Compensation Mix
	(Base Salary, Annual Cash Incentive Opportunity and Long-Term Equity Incentive Opportunity)(1)
			Percent of Performance-
			Based Total
	Percent of Total		Compensation
	Compensation That is:		That is:
		Not		Long-	Percent of Total Compensation That is:
	Performance-	Performance-		Term	Cash	Equity-
Name	Based(2)	Based(3)	Annual(4)	(5)	Based(6)	Based(7)

Craig R. Herkert	79%	21%	39%	61%	51%	49%
Julie Dexter Berg	61	39	64	36	78	22
Janel S. Haugarth	59	41	69	31	82	18
Wayne R. Shurts	62	38	60	40	75	25
Sherry M. Smith	44	56	70	30	87	13

(1)	Total compensation for purposes of this table is different than the Total column used in the Summary Compensation Table under “Executive Compensation” below. Total compensation as used above is the total of base salary and annual cash and long-term equity incentive opportunities, both at the target level only.

(2)	Sum of target annual cash incentive and target long-term equity incentives divided by target total compensation.

(3)	Base salary divided by target total compensation.

(4)	Target annual cash incentive divided by the sum of target annual cash incentive and target long-term equity incentives.

(5)	Target long-term equity incentives divided by the sum of target annual cash incentive and target long-term equity incentives.

(6)	Sum of base salary and target annual cash incentive divided by target total compensation.

(7)	Target long-term equity incentives divided by target total compensation.

The Committee believes that this compensation mix aligns with the Company’s compensation philosophy of pay-for-performance and goals because:

•	a significant percentage (ranging from 44 to 79 percent) of each NEO’s compensation is performance-based;

•	a significant percentage (ranging from 30 to 61 percent) of each NEO’s performance-based compensation serves to motivate and retain the executives for the Company’s long-term success; and

•	a significant percentage (ranging from 13 to 49 percent) of each NEO’s compensation is equity-based, which serves to tie executive compensation to the long-term enhancement of stockholder value.

Base Salaries

SUPERVALU provides the NEOs and other executives with an annual base salary that is not subject to performance risk. Salary levels for our NEOs are based on individual performance and experience, job responsibility, internal equity and salary levels that take into consideration the competitive market. For fiscal 2011, the Committee determined that, as part of its focus on pay-for-performance, base salaries for NEOs and certain other officers would not be increased. These base salaries have remained frozen since fiscal 2008, other than in cases of promotions.

Annual Cash Incentive

In General.  SUPERVALU provides its NEOs and other executives an annual cash incentive opportunity in order to align executive compensation with the achievement of SUPERVALU financial goals that support our business plans.

The Committee establishes annual target award opportunities expressed as a percentage of base salary paid during the fiscal year, as well as threshold and maximum award opportunities expressed as a percentage of base salary. For fiscal 2011, annual cash incentive opportunities for the NEOs ranged from 100 percent to 150 percent (for the CEO and Executive Chairman only) of base salary paid for the year, at target levels of performance, up to a possible range of 200 percent to 300 percent (for the CEO and Executive Chairman only) of base salary for performance meeting or exceeding the maximum performance level.

Performance Measures and Objectives.  For fiscal 2011, the Committee selected, for each of our NEOs who are Corporate Executives as noted in the table below, Corporate Net Earnings as the primary performance measure for our annual cash incentive plan because it believes that corporate net earnings growth correlates directly with our business objectives and the creation of market value for our stockholders. The other components for Corporate Executives are Corporate Same Store Sales and Corporate Cash Flow. Corporate Same Store Sales are used as a metric as they are a strong indicator of growth in our core business. Corporate Cash Flow is of critical importance as a measure of our ability to generate cash to pay down our debt.

For each of our NEOs who are Retail/Supply Chain and Merchandising Executives as noted in the table below, the primary performance measure is Business Unit Earnings (before interest and taxes). The Business Unit Earnings performance measure for the Retail/Supply Chain and Merchandising Executives corresponds to our business units which align executive incentives more closely with the business unit over which they have responsibility and control. The other components for Retail/Supply Chain and Merchandising Executives are Corporate Cash Flow and Business Unit Same Store Sales.

The fiscal 2011 performance measures for our annual cash incentive plan were as follows:

		Retail
	Corporate	/Supply Chain
Performance Measure	Executives(1)	Executives(2)

Corporate Net Earnings	50%	0%
Corporate Same Store Sales	30	0
Business Unit Earnings	0	50
Business Unit Same Store Sales	0	30
Corporate Cash Flow	20	20

(1)	Includes Mr. Herkert, Mr. Noddle, Ms. Knous, Ms. Smith and Mr. Shurts (together, the “Corporate Executives”).

(2)	Includes Ms. Dexter Berg and Ms. Haugarth (together, the “Retail/Supply Chain and Merchandising Executives”).

The goals that the Committee establishes for Corporate Cash Flow, Corporate Same Store Sales, Business Unit Earnings and Business Unit Same Store Sales are intended to encourage our executives to meet or exceed operational goals. The threshold-level goals can be characterized as “stretch but attainable,” meaning that based on historical performance, although attainment of this performance level is uncertain, it can reasonably be anticipated that threshold performance may be achieved, while the target and maximum goals represent increasingly challenging and aggressive levels of performance.

In setting the threshold performance level for Corporate Net Earnings, Corporate Cash Flow and Corporate Same Store Sales for fiscal 2011, the Committee looked at the Company’s budgeting process, rather than year over year growth. In addition, the Committee took into account the difficult economic environment.

For fiscal 2011, the Corporate Net Earnings performance goals under our annual cash incentive plan were as follows:

	Corporate	Percent of Target
Performance Level	Net Earnings	Award Payout

Maximum	$451	200%
Target	$434	100
Threshold	$395	30

For fiscal 2011, Corporate Cash Flow performance goals under our annual cash incentive plan were as follows:

	Corporate	Percent of Target
Performance Level	Cash Flow	Award Payout

Maximum	$700	200%
Target	$600	100
Threshold	$550	30

Corporate Cash Flow is generally defined by the Committee to be earnings before interest, taxes, depreciation and amortization (EBITDA) plus one-time transaction costs related to store closures and stock option expense, less interest, dividends, taxes and capital expenditures, net of proceeds from routine asset sales.

For fiscal 2011, Corporate Same Store Sales performance goals under our annual cash incentive plan were as follows:

	Corporate		Percent of Target
Performance Level	Same Store Sales		Award Payout

Maximum		%-1.0	200%
Target		%-2.0	100
Threshold		%-4.0	30

While each of the components of the annual cash incentive can pay out independently of one another, the Committee imposed an earnings per share floor of $1.85 before any of the performance objectives pay out for NEOs. As we did not hit this threshold, there was no payout under the annual cash incentive for fiscal 2011.

The Company does not publicly disclose specific business unit earnings or same store sales objectives, as its business plans are highly confidential. Disclosing specific objectives would provide competitors and other third parties with insights into the planning process, as well as the strategic initiatives of the Company, and would therefore cause competitive harm.

Discretionary Adjustments.  The Committee reviews the quality of the Company’s performance and determines the extent to which performance goals under the annual cash incentive plan are met in April of each year, after completion of the Company’s financial statements. In making this determination, the Committee may apply discretion such that the numbers used for our annual cash incentive performance goals may differ from the numbers reported in the Company’s financial statements. In applying this discretion, the Committee may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation or regulatory changes in accounting or taxation standards. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives, but that are undertaken with an expectation of improving our long-term financial performance, including restructurings, acquisitions or divestitures. For fiscal 2011, the Committee did not use its discretion to adjust actual results.

Actual Award Payments.  Although we exceeded the threshold for Corporate Cash Flow, there was no payout under any component because earnings per share did not meet the threshold amount established by the Committee. Corporate Net Earnings, Corporate Same Store Sales, Business Unit Earnings and Business Unit Same Store Sales did not meet the thresholds set by the Committee.

Annual Discretionary Bonus Pool.  An annual discretionary bonus pool exists from which our CEO may make discretionary cash awards to the NEOs and other corporate officers (other than himself) in recognition of their extraordinary achievements during any given fiscal year. Awards from the pool may not exceed $1,000,000 in the aggregate or $100,000 to any one individual during any fiscal year. For fiscal 2011, Mr. Herkert provided discretionary awards to certain of the Company’s officers, including awards in the amount of $25,000 to Ms. Dexter Berg, $100,000 to Ms. Haugarth and $50,000 to Mr. Shurts.

Long-Term Equity Incentives

In general.  In fiscal 2011, the Committee determined that stock options were the appropriate vehicle to link compensation with Company performance and the interests of our stockholders. As a result, the Committee chose not to implement another cycle of the Company’s Long-Term Incentive Program involving the grant of performance shares.

Stock Options.  SUPERVALU provides the NEOs and other executives with stock options in order to tie a significant portion of each executive’s total compensation to the long-term financial results of the Company and to align incentives with the interests of our stockholders. Stock options directly link a portion of each executive’s compensation to stock price appreciation.

For fiscal 2011, SUPERVALU provided a grant of stock options for all NEOs, excluding Mr. Noddle. Each NEO’s stock option grant was established by the Committee or Board, in the case of the CEO.

Stock options generally have a “grant date” that is the same date as the date of Committee approval, or Board approval in the case of our CEO, and have an exercise price equal to the fair market value on the grant date. In the event that stock markets are closed for trading on the approval date, options are then priced based on the fair market value of the Company’s stock on the first day in which markets are open for trading following the approval date. In addition, stock options currently have a seven-year contractual exercise term and vest 25 percent on each of the next four anniversaries of the date of grant, subject to the following post-termination and change-of-control provisions:

Event	Award Vesting	Exercise Term(3)

Death, Disability or Retirement(1)	Accelerated	Remaining Term
Other Termination	None	Variable(2)
Change of Control	Accelerated	Remaining Term

(1)	Retirement is defined as termination at or after age 55 with 10 or more years of service. If termination occurs because of death or disability before the age and years of service for retirement have been satisfied, the remaining exercise term will be two years following termination or the remainder of the original contractual term, if shorter.

(2)	For grants issued prior to fiscal 2011, the term in which to exercise was two years, or the remainder of the original contractual term, if shorter. For grants issued in fiscal 2011 and beyond, the term is one year, or the remainder of the original contractual term, if shorter.

(3)	The Company has the right to repurchase shares issued under stock options within six months before or three months after termination for cause or if the terminated executive breaches the confidentiality or non-competition provisions in the award agreement.

In fiscal 2011, the Committee approved revised forms of equity award agreements, including stock option award agreements, under the 2007 Stock Plan for future grants of equity awards to officers of the Company, including NEOs. The revisions include a double trigger for the vesting of awards following a change of control, which requires termination of employment under special circumstances within two years of the change of control.

In April 2007, our equity compensation plans were amended to change the definition of fair market value from the average of the opening and closing market price of the Company’s stock to the closing market price of the Company’s stock on the applicable date; provided, however, for options approved by the Committee or the Board on a date that Company executives would otherwise be restricted from trading in our stock as a result of a “black-out” trading restriction relating to the release of earnings results or other corporate matters, the grant date will be delayed until the first trading day after the expiration of the black-out period. We do not have any other program, plan or practice to time stock option grants to executives in coordination with the release of material non-public information. In addition, we have a black-out policy that prohibits employees from trading in our stock during periods when they are aware of material non-public information.

Stock options granted prior to April 2005 have a 10-year contractual exercise term, and provide for an automatic one-time reload or restoration stock option upon the exercise of the original stock option using shares of SUPERVALU stock to pay the exercise price. The restoration stock option is for the same number of shares used to pay the exercise price and applicable withholding taxes, has an exercise price equal to the fair market value of SUPERVALU stock on the date of exercise and is exercisable for the remaining contractual exercise term of the original stock option.

Restricted Stock Units.  The Committee recommended to the Board of Directors that the restricted stock units granted to Mr. Noddle pursuant to a retention agreement dated October 12, 2006 (the “Retention Agreement”) be accelerated. The Board of Directors approved this acceleration in light of the announcement of Mr. Noddle’s retirement from the Company in June 2010 and because the objectives of the Retention Agreement had been met. As a result of this acceleration, upon the effective date of Mr. Noddle’s retirement, the remaining 228,868 of the 305,157 units initially granted under the Retention Agreement vested and were reduced to 101,320 shares based on the Company’s average stock price for the 90 days immediately preceding his retirement date.

Executive Change of Control Policy

SUPERVALU’s objective is to provide NEOs and other executives with protection under a market competitive change-of-control severance agreement. The Committee believes that this benefit helps to maintain the impartiality and objectivity of our executives in the event of a change-of-control situation so that our stockholders’ interests are protected. The Committee reviews this change-of-control policy periodically to address whether these protections are consistent with those provided in our competitive market and to be in compliance with federal tax rules affecting nonqualified deferred compensation.

In fiscal 2010, the Committee approved a new form of change-of-control agreement and severance plan, after making a determination that certain changes were needed to bring the Company’s program in line with the Committee’s philosophy and current market trends. As a result of the Committee’s review, benefits paid out to executives pursuant to a change of control would be reduced from benefits available under previous change of control agreements.

The current change of control agreement is summarized below:

Agreement Provision		Description

Severance Triggers	•	Involuntary termination without cause, as defined below, or voluntary resignation for good reason, as defined below, within 2 years following a change of control, or in anticipation of a change of control.
	•	“Good reason” is defined as a reduction in base salary or target annual cash incentive, duties and responsibilities that are materially and adversely diminished, forced relocation of more than 45 miles, failure to provide for assumption of agreement or material breach of the agreement by the Company.
	•	“Cause” is defined as continued failure to perform duties, conviction of a felony, conduct materially and demonstrably injurious to the Company, material act of personal dishonesty that results in substantial personal enrichment or material violation of certain Company policies.

Severance Benefits	•	3 times for the CEO, 1 time for Mr. Noddle and 2 times for the other NEOs, of base salary and target annual cash incentive, plus welfare benefits continuation.
	•	Earned but unpaid salary and accrued vacation and annual bonus plan and long-term incentive plan amounts due but not yet paid.
	•	Pro rata annual cash incentive for year of termination.
	•	Accelerated vesting of all nonvested equity awards at change of control.
	•	“Best net” reduction of compensation to avoid excise tax.

Covenants	•	Non-disclosure of confidential information, non-competition, non-solicitation of employees, non-solicitation of existing or prospective customers, vendors and suppliers, return of property and non-disparagement covenants.

Executive Severance Plan

In fiscal 2010, the Committee approved the Executive & Officer Severance Pay Plan, which provides for severance benefits for NEOs who are notified on or after May 2, 2009 that their employment is involuntarily terminated without cause, subject to certain exclusions. The severance plan in effect for fiscal 2011 is summarized below:

Agreement Provision		Description

Severance Triggers	•	Involuntary termination without cause, subject to certain exclusions.
	•	“Cause” is defined as continued failure to perform duties, conviction of a felony, conduct materially and demonstrably injurious to the Company, personal dishonesty that results in substantial personal enrichment or failure to comply with certain Company policies.
Severance Benefits	•	2 times for the CEO and 1.5 times for the other NEOs of annual base salary at time of termination.
	•	2 times for the CEO and 1.5 times for the other NEOs of the average of the performance results (expressed as a percentage) used to determine the NEOs’ bonus amounts under the annual bonus plan for the preceding three years (or all bonus amounts, if the NEO has been employed fewer than three years), multiplied by the NEO’s current target bonus amount.
	•	Pro rata annual cash incentive and payments for each long-term incentive plan cycle not completed as of the termination date.
	•	Reimbursement for COBRA coverage for medical and dental insurance.
	•	Repayment of severance benefits received by a NEO who the Company wishes to rehire in any capacity within six months of the termination date.

Deferred Compensation

Under the Company’s Executive Deferred Compensation Plan (2008 Statement), eligible executives may elect to defer on a pre-tax basis up to 50 percent of base salary and may elect to defer up to 100 percent of annual incentive compensation during the plan year. The program allows executives to save for retirement on a tax-deferred basis. Under this unfunded plan, amounts deferred by the executive accumulate on a tax-deferred basis and are credited at an effective annual interest rate equal to Moody’s Corporate Bond Index, set as of October 1 of the preceding year. The Executive Deferred Compensation Plan also provides for additional make-up contributions that are credited to the participant’s account in the Executive Deferred Compensation Plan.

Retirement Benefits

Consistent with our overall compensation philosophy, SUPERVALU maintains a retirement plan for all non-union employees under which a maximum of $195,000 per year in annual benefits may be paid upon retirement based on limitations imposed by Section 415 of the Internal Revenue Code (the “Code”). Effective December 31, 2007, this plan was closed to new participants and service crediting for existing participants was discontinued. Compensation crediting will be discontinued effective December 31, 2012, at which time, accrued benefits for all participants will be frozen. In addition, SUPERVALU maintains a non-qualified supplemental executive retirement plan and a non-qualified excess benefit plan for certain highly-compensated employees, including certain of the NEOs, that allow for the payment of additional benefits so that such retiring employees may receive, in the aggregate, at least the benefits they would have been entitled to receive if the Code did not impose maximum limitations. Our retirement plans are described in more detail following the Pension Benefits Table under “Executive Compensation.”

SUPERVALU provides post-retirement death benefits for certain designated retired executive officers, which would include those NEOs that meet the retirement definition of termination at or after age 55 with 10 or more years of service. Currently, Ms. Haugarth meets the retirement definition mentioned above. Mr. Noddle and Ms. Knous met the retirement definition when they retired from the Company in fiscal 2011. The death benefit is fixed at an amount approximately equal to, on an after-tax basis, an eligible executive’s final base salary. The benefits may be funded through life insurance policies owned by SUPERVALU. No new participants are eligible to receive these benefits.

For all employees who participate in the SUPERVALU STAR 401(k) Plan, including NEOs, the Company makes a matching contribution of $1 for every $1 the participant contributes, up to the first four percent of pay and $0.50 for each $1 the participant contributes on the next two percent of pay. The Company may also make additional profit-sharing contributions, at the discretion of the Company’s management, of up to a maximum of three percent of the eligible participant’s compensation.

Perquisites

SUPERVALU provides our NEOs and other executives with a limited perquisites program. This limited perquisite program is consistent with the Committee’s focus on performance-based compensation. The Committee will continue to review this perquisites program periodically.

The Company continues to reimburse executives for an annual physical to encourage executives to be physically healthy, such that executives can better focus on the business affairs of the Company. Similarly, providing our CEO with limited personal use of the Company’s aircraft encourages and allows the CEO to make travel arrangements that maximize the efficient use of limited personal time, and allow more time to focus on the Company’s business for the benefit of the Company’s stockholders. The Company does not provide a gross-up to cover the individual income tax incurred when the corporate aircraft is used for personal purposes.

For fiscal 2011, SUPERVALU provided the following executive benefits and perquisites to our NEOs:

Executive Benefit		Description

Post-Retirement Death Benefit Coverage	•	A death benefit of 140 percent of the executive’s final base salary paid to the beneficiary.
	•	Current participants have been grandfathered into this program; no new enrollment has been allowed since fiscal 2008.
Personal Aircraft Usage	•	Limited to Mr. Herkert and his family and Mr. Noddle and his spouse, through the date of Mr. Noddle’s retirement from the Company.
	•	Up to 30 hours of personal travel per year at the expense of the Company.
	•	No tax gross-up to cover the individual income tax on personal travel.
Executive Physicals	•	Annual reimbursement for the full cost of an executive physical.

Executive Stock Ownership and Retention Program

SUPERVALU has an executive stock ownership and retention program for our NEOs and other executives so that these executives will experience the same downside risk and upside potential as our stockholders experience. The current ownership requirements for our executives, including the NEOs, are as follows:

Position	Multiple of Base Salary

Chief Executive Officer	5 times
Chief Financial Officer(1)	4 times
Remaining Executive Vice Presidents(2)	3 times
Corporate Senior Vice Presidents & Presidents	2 times
Group Vice Presidents & Vice Presidents	1 times

(1)	Applies to Ms. Smith.

(2)	Applies to all other NEOs, excluding Mr. Noddle and Ms. Knous.

For purposes of complying with our Executive Stock Ownership and Retention Program, stock is considered owned if the shares are owned outright or in a vested tax qualified or nonqualified deferred compensation plan, if the shares are owned by immediate family members or legal entities established for their benefit, and if the shares are in the form of unvested restricted stock. Outstanding unexercised stock options are not considered owned for purposes of our program. Our NEOs and other executives may not pledge owned shares as security or enter into any risk hedging arrangements.

Prior to achieving their ownership objective, executives are required to retain shares equal to 100 percent of the net after-tax profit received from stock option exercises or the vesting of restricted stock. After they meet their ownership goal, NEOs and other executives are required to retain shares equal to 50 percent of the net after-tax profit received from stock option exercises or the vesting of restricted stock. This 50 percent retention requirement can be satisfied on either an individual basis for each stock option exercise or restricted stock vesting event, or on a cumulative basis by aggregating all shares held from the exercise of stock options or the vesting of restricted stock from the date the executive first met our stock ownership requirement.

For fiscal 2011, all of our NEOs are in compliance with our program.

In addition, the Company’s policies prohibit certain employees, including all NEOs, from engaging in short sales, hedging and trading in put and call options, with respect to the Company’s securities.

Recoupment Policy

To reflect sound governance and be consistent with market practice, in February 2011, the Committee approved a recoupment policy for executive officers of the Company. Specifically, the recoupment (or “clawback”) policy allows for recovery of the following compensation elements:

•	all amounts paid under the annual cash incentive plan, including any discretionary amounts that were paid with respect to any fiscal year that is restated; and

•	all awards under the Long-Term Incentive Program, the 2007 Stock Plan or any preceding or successor plans that were issued or paid with respect to any fiscal year that is restated.

This policy applies in the event there is an accounting restatement due to the material noncompliance under any financial reporting requirements which results in performance-based compensation that would have been a lower amount if it had been calculated based on such restated results.

Deductibility of Compensation

Section 162(m) of the Code limits the deductibility of compensation paid to certain of the NEOs to $1 million annually. Compensation that is “qualified performance-based compensation” generally is not subject to the $1 million deduction limit. Thus, amounts paid under our bonus plans and grants of stock options will generally be fully deductible for tax purposes. Salary and restricted stock awards are subject to the Section 162(m) $1 million deduction limit. We consider the tax deductibility of any element of executive compensation as a factor in our overall compensation program. It is our intent to qualify all compensation paid to our top executives, where practicable under our compensation policies, for deductibility under the Section 162(m) limits in order to maximize our income tax deductions. However, the Committee may approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid.

Fiscal 2012

The Committee approved the following changes to the annual cash incentive plan for fiscal 2012: (1) the primary performance measure will be earnings per share, as it correlates with the creation of stockholder value; (2) the secondary measurement will be same store sales; and (3) each NEO will have an individualized third component. The Committee also approved a multi-year performance award program for the fiscal 2012-2014 performance period. This program rewards associates for improvements in the Company’s market capitalization over the performance period. Under the program, approximately 800 participants were awarded a percentage interest in the increase in market capitalization, if any, created over the three-year performance period beginning February 27, 2011 (the first day of the Company’s fiscal 2012 year ) and ending February 22, 2014 (the last day of the Company’s fiscal 2014 year). The payout due to a participant will be determined by multiplying the participant’s award percentage times the increase in market capitalization over the three-year performance period. The increase in market capitalization is calculated by multiplying the increase in the Company’s stock price over the performance period times 212,200,000 shares. The beginning stock price used for the program was set at $11.00, which represented the closing price of the Company’s stock , rounded to the nearest quarter of a dollar, as of April 21, 2011. The ending stock price will be equal to the average of the closing stock price for the 20 trading days subsequent to the release of fourth quarter earnings for fiscal 2014 rounded to the nearest quarter of a dollar. The maximum amount of the increase in the stock price considered under the program is capped at $25.00. The maximum amount of the increase in market capitalization that will be paid to the 800 participants is 4.8%. At the end of the three-year period, the amount due to a participant will be paid one-half (50%) in cash and one-half (50%) in shares of SUPERVALU common stock at the then current market price without further restriction. The program provides for a minimum, performance-based payout opportunity equal to 25% of the target award value, assuming $5.7 billion or more of EBIDTA is generated over the three-year performance period. The Committee believes that the three-year measurement period aligns with the estimated time to fully realize the business transformation currently underway at the Company.

REPORT OF THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE

The Leadership Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Susan E. Engel, Chairperson
Ronald E. Daly
Edwin C. Gage
Charles M. Lillis
Matthew E. Rubel
Kathi P. Seifert

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure should be read in conjunction with the “Compensation Discussion and Analysis,” which sets forth the objectives of SUPERVALU’s executive compensation and benefit program.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
						Non-	Value and
						Equity	Non-
						Incentive	Qualified
						Plan	Deferred
				Stock	Option	Compen-	Compensation	All Other
Name and		Salary(1)	Bonus(2)	Awards(3)	Awards(3)	sation(4)	Earnings(5)	Compensation(6)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Craig R. Herkert	2011	$850,000	$—	$—	$2,012,300	$—	$—	$108,535	$2,970,835
Chief Executive Officer and President(7)	2010	653,846	—	6,781,654	2,000,004	398,183	—	956,325	10,790,012
Julie Dexter Berg	2011	428,366	75,000	162,900	344,886	—	—	113,911	1,125,063
Executive Vice President and Chief Marketing Officer
Janel S. Haugarth	2011	535,468	100,000	—	241,476	—	442,324	24,414	1,343,682
Executive Vice President, Merchandising and Logistics	2010	521,540	—	858,160	298,388	258,480	860,601	12,526	2,809,695
Pamela K. Knous	2011	395,527	—	—	241,476	—	209,593	1,584,456	2,431,052
Former Executive Vice	2010	663,465	—	332,556	422,716	269,360	254,414	23,548	1,966,059
President and Chief Financial Officer	2009	676,224	—	1,580,147	682,967	—	109,110	16,697	3,065,145
Jeffrey Noddle	2011	368,917	—	1,756,532	—	—	1,384,973	333,506	3,843,928
Former Executive Chairman	2010	1,141,885	—	—	—	695,391	975,456	62,810	2,875,542
	2009	1,163,844	—	6,864,947	2,860,660	—	1,154,688	84,999	12,129,138
Wayne R. Shurts	2011	363,846	175,000	307,200	387,735	—	—	67,857	1,301,638
Executive Vice President and Chief Information Officer
Sherry M. Smith	2011	502,478	—	169,350	120,738	—	125,484	15,280	933,330
Executive Vice President and Chief Financial Officer

(1)	Amounts shown are not reduced to reflect the NEOs’ elections, if any, to defer receipt of salary under the Executive Deferred Compensation Plan described in “Compensation Discussion and Analysis.”

(2)	Amounts for fiscal 2011 for Ms. Dexter Berg and Mr. Shurts reflect bonuses paid in connection with the executives’ hire with SUPERVALU and amounts paid under a discretionary bonus program. Amount paid to Ms. Haugarth reflects a bonus paid under a discretionary bonus program.

(3)	The amount shown is the aggregate grant date fair value and does not reflect compensation actually received by the NEO. This amount consists of the aggregate grant date fair value of grants of stock options and other restricted stock awards in fiscal years 2011, 2010 and 2009, as applicable, computed in accordance with FASB ASC Topic 718. Refer to Notes 1 and 9 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended February 26, 2011 for our policy and assumptions made in the valuation of stock options. The fair value of each restricted stock award is estimated as of the date of grant based on the underlying price of the Company’s stock. The amounts in these columns do not include estimated forfeitures.

The fair value of performance-based awards is based on the probable outcome of the performance conditions which is the target payout under the awards. The maximum payout under such awards (based on the grant date fair value) assuming the highest level of performance for awards granted in fiscal 2010 under the Company’s Long-Term Incentive Program for the 2010-2012 performance period are as follows: Mr. Herkert, $3,563,289; Ms. Haugarth, $388,320; Ms. Knous, $665,112; and Ms. Smith, $271,042. Ms. Dexter Berg and Mr. Shurts do not participate in the 2010-2012 Long-Term Incentive Program.

The amounts for fiscal 2011 in the Stock Awards column for Mr. Noddle represent the incremental fair value of certain restricted stock units which were accelerated in connection with his retirement from the Company in June 2010.

(4)	Non-equity incentive plan compensation represents any awards earned in recognition of achievement of performance goals under the annual cash incentive plan.

(5)	This column represents both changes in pension value for the NEOs and above market interest earnings on deferred compensation. The changes in pension values were as follows: Ms. Haugarth, $435,857 for fiscal 2011 and $851,218 for fiscal 2010; Ms. Knous, $208,741 for fiscal 2011, $254,414 for fiscal 2010 and $109,110 for fiscal 2009; Mr. Noddle, $1,378,135 for fiscal 2011, $974,144 for fiscal 2010 and $1,154,214 for fiscal 2009; and Ms. Smith, $125,484 for fiscal 2011. Mr. Herkert, Ms. Dexter Berg and Mr. Shurts are not eligible for pension due to their start date with the Company. The above market interest earnings on deferred compensation were as follows: Ms. Haugarth, $6,467 for fiscal 2011 and $9,383 for fiscal 2010; Ms. Knous, $852 for fiscal 2011; and Mr. Noddle, $6,838 for fiscal 2011, $1,312 for fiscal 2010 and $474 for fiscal 2009.

(6)	The following components comprise the amounts of “All Other Compensation” for the NEOs for fiscal 2011:

	401(k)	Life	All Other	Tax
Name	Contributions	Insurance(a)	Misc Comp(b)	Gross-Ups(c)	Total

Craig R. Herkert	$12,250	$2,208	$94,077 (d)	$—	$108,535
Julie Dexter Berg	12,846	828	72,238	27,999	113,911
Janel S. Haugarth	17,946	2,507	3,961	—	24,414
Pamela K. Knous	1,276	1,889	1,581,291	—	1,584,456
Jeffrey Noddle	2,368	—	331,138	—	333,506
Wayne R. Shurts	9,690	706	37,381	20,080	67,857
Sherry M. Smith	13,595	785	900	—	15,280

(a)	Represents premiums paid for current employee life insurance coverage under policies maintained by the Company for the benefit of the NEO. This benefit is described in “Compensation Discussion and Analysis.”

(b)	For Mr. Herkert, this amount represents $1,730 for his executive physical, $900 in employer contribution to his Health Savings Account (“HSA”) and $91,447 associated with use of the Company aircraft. For Ms. Dexter Berg, this amount represents $72,238 for relocation expenses associated with joining the Company. For Ms. Haugarth, this amount represents $3,061 for her executive physical and $900 in employer contribution to her HSA. For Ms. Knous, this amount represents $9,950 for her executive physical, $537 in employer contribution to her HSA, $137,848 for banked vacation, $1,428,636 paid as severance and $4,320 for COBRA reimbursement. For Mr. Noddle, this amount represents $1,965 for his executive physical, $294 in employer contribution to his HSA and $328,879 for banked vacation. For Mr. Shurts, this amount represents $2,725 for his executive physical, $156 in employer contribution to his HSA and $34,500 for relocation expenses associated with joining the Company. For Ms. Smith, this amount represents $900 in employer contribution to her HSA.

(c)	Represents tax reimbursements on income imputed to Ms. Dexter Berg and Mr. Shurts for moving expenses associated with joining the Company and moving to Minnesota.

(d)	We calculate the incremental cost to the Company of any personal use of the corporate aircraft based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and other variable costs. Because the corporate aircraft is primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilot’s salaries, the purchase cost of the corporate aircraft and the cost of maintenance not related to trips. The Company does not permit personal use of the corporate aircraft for any executive or their spouse other than for Mr. Herkert and his family with a maximum of 30 hours of personal travel per year allowed.

(7)	The fiscal 2010 salary for Mr. Herkert represents payments for a partial year at an annual salary of $850,000. As discussed in the Compensation Discussion and Analysis, excluding new hires and promotions, base salaries for the NEOs remained frozen in fiscal 2011.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2011

									All
									Other		All Other
									Stock		Option
									Awards:		Awards:	Exercise		Grant
									Number of		Number of	or Base		Date Fair
			Estimated Future Payouts Under			Estimated Future Payouts			Shares of		Securities	Price of		Value of
			Non-Equity Incentive Plan Awards(1)			Under Equity Incentive Plan Awards			Stock or		Underlying	Option		Stock and
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Options	Awards		Option
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)		(#)	($/Sh)		Awards

Craig R. Herkert	6/4/10	6/4/10	$382,500	$1,275,000	$2,550,000						500,000	$12.68	(3)	$2,012,300
Julie Dexter Berg	4/21/10	2/3/10	$135,000	$450,000	$900,000				10,000	(4)				162,900
	4/21/10	2/3/10									20,000	16.29	(2)	103,410
	6/4/10	6/4/10									60,000	12.68	(3)	241,476
Janel S. Haugarth	6/4/10	6/4/10	$187,500	$625,000	$1,250,000						60,000	12.68	(3)	241,476
Pamela K. Knous	6/4/10	6/4/10	$118,658	$395,527	$791,054						60,000	12.68	(3)	241,476
Jeffrey Noddle
Wayne R. Shurts	4/26/10	4/14/10	$129,000	$430,000	$860,000				20,000	(5)				307,200
	4/26/10	4/14/10									30,000	15.36	(2)	146,259
	6/4/10	6/4/10									60,000	12.68	(3)	241,476
Sherry M. Smith	6/4/10	6/4/10	$174,000	$580,000	$1,160,000						30,000	12.68	(3)	120,738
	8/11/10	8/10/10							15,000	(6)				169,350

(1)	Represents range of possible awards under our annual cash incentive plan. The actual amount of the award earned for fiscal 2011 is presented in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The annual cash incentive plan is described above in the “Compensation Discussion and Analysis.” The maximum amount reflects a payout of 200 percent of the target award.

(2)	Represents options granted under our 2007 Stock Plan. The options vest with respect to 20 percent of the shares on the grant date and an additional 20 percent of the shares on each of the first, second, third and fourth anniversaries of the grant date.

(3)	Represents options granted under our 2007 Stock Plan. The options vest with respect to 25 percent in four equal annual installments on each of the first four anniversaries of the grant date.

(4)	Represents a restricted stock grant awarded under our 2007 Stock Plan in connection with the hiring of Ms. Dexter Berg as our Executive Vice President, Chief Marketing Officer. The award vests in full on April 21, 2013. Dividends are paid on the restricted stock.

(5)	Represents a restricted stock grant awarded under our 2007 Stock Plan in connection with the hiring of Mr. Shurts as our Executive Vice President and Chief Information Officer. The award vests in full on April 26, 2013. Dividends are paid on the restricted stock.

(6)	Represents a restricted stock grant awarded under our 2007 Stock Plan in connection with Ms. Smith’s appointment as our interim Chief Financial Officer. The award vests in full on August 11, 2012. Dividends are paid on the restricted stock.

OUTSTANDING EQUITY AWARDS AT FEBRUARY 26, 2011

	Option Awards						Stock Awards
									Market
							Number of		Value of
	Number of		Number of				Shares or		Shares or
	Securities		Securities				Units of		Units of
	Underlying		Underlying				Stock		Stock that
	Unexercised		Unexercised		Option	Option	Held that		have not
	Options (#)		Options (#)		Exercise	Expiration	have not		Vested
Name	Exercisable		Unexercisable		Price ($)	Date	Vested(22)		($)

Craig R. Herkert	160,728	(2)	241,089	(2)	$15.90	5/26/2016	235,850	(14)	$2,016,518
			500,000	(1)	$12.68	6/4/2017

Totals:	160,728		741,089				235,850		$2,016,518
Julie Dexter Berg	4,000	(3)	16,000	(3)	16.29	4/21/2017	10,000	(15)	$85,500
			60,000	(1)	12.68	6/4/2017

Totals	4,000		76,000				10,000		$85,500
Janel S. Haugarth	12,000	(4)	18,000	(4)	16.07	5/28/2016	40,000	(16)	$342,000
	33,000	(5)	22,000	(5)	35.00	5/28/2015
	40,000	(6)	10,000	(6)	43.59	4/20/2014
	12,619	(21)			43.59	4/7/2014
	4,000	(11)			29.90	4/7/2014
	30,000	(9)			29.18	4/20/2013
	6,703	(21)			28.83	4/9/2013
	2,265	(20)			28.83	4/9/2013
	1,832	(21)			43.59	4/9/2013
	30,000	(8)			33.56	7/18/2012
	2,408	(21)			36.31	4/10/2012
	9,608	(21)			35.47	4/10/2012
	20,000	(10)			33.46	4/6/2012
			60,000	(1)	12.68	6/4/2017

Totals:	204,435		110,000				40,000		$342,000
Pamela K. Knous	42,500	(13)			16.07	5/28/2016	30,000	(17)	$256,500
	85,000	(13)			35.00	5/28/2015
	75,000	(13)			43.59	4/20/2014
	13,000	(13)			29.90	4/7/2014
	41,470	(13)			46.98	4/7/2014
	70,000	(13)			29.18	4/20/2013
	7,209	(13)			46.98	4/9/2013
	8,129	(13)			34.16	4/9/2013
	8,152	(13)			33.93	4/9/2013
	6,034	(13)			31.80	4/9/2013
	10,887	(13)			30.62	4/9/2013
	46,481	(13)			46.98	4/10/2012
	60,000	(13)			12.68	6/4/2017
	70,000	(13)			33.46	4/6/2012

Totals:	543,862						30,000		$256,500
Jeffrey Noddle	200,000	(13)			30.08	5/30/2012	60,000	(17)	$513,000
	1,998	(13)			18.99	5/29/2013
	210,326	(13)			18.99	5/29/2013
	196,893	(13)			30.73	5/26/2014
	250,000	(13)			32.71	6/15/2012
	291,486	(13)			29.58	6/2/2013
	107,079	(13)			48.64	6/1/2014
	178,678	(13)			35.00	5/28/2015
	110,835	(13)			33.27	6/26/2011
	177,607	(13)			29.31	6/26/2011
	1,942	(13)			29.31	5/29/2013
	68,070	(13)			29.31	5/29/2013

Totals:	1,794,914						60,000		$513,000

	Option Awards						Stock Awards
									Market
							Number of		Value of
	Number of		Number of				Shares or		Shares or
	Securities		Securities				Units of		Units of
	Underlying		Underlying				Stock		Stock that
	Unexercised		Unexercised		Option	Option	Held that		have not
	Options (#)		Options (#)		Exercise	Expiration	have not		Vested
Name	Exercisable		Unexercisable		Price ($)	Date	Vested(22)		($)

Wayne R. Shurts	6,000	(7)	24,000	(7)	15.36	4/26/2017	20,000	(18)	$171,000
			60,000	(1)	12.68	6/4/2017

Totals:	6,000		84,000				20,000		$171,000
Sherry M. Smith	25,000	(11)			29.90	4/7/2014	15,000	(19)	$128,250
	3,999	(12)			15.90	4/9/2013
	27,500	(10)			33.46	4/6/2012
	27,500	(9)			29.18	4/20/2013
	24,000	(6)	6,000	(6)	43.59	4/20/14
	18,000	(5)	12,000	(5)	35.00	5/28/2015
	12,000	(4)	18,000	(4)	16.07	5/28/2016
			30,000	(1)	12.68	6/4/2017
	5,586	(21)			31.57	4/9/2013
	10,651	(21)			35.05	4/10/2012
	2,670	(21)			35.05	4/9/2013
	2,777	(21)			35.48	4/9/2013
	2,647	(21)			35.48	4/10/2012

Totals:	162,330		66,000	(1)			15,000		$128,250

(1)	This non-qualified stock option vests at the rate of 25 percent per year, with vesting dates of June 4, 2011, June 4, 2012, June 4, 2013 and June 4, 2014.

(2)	This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of May 26, 2009, May 26, 2010, May 26, 2011, May 26, 2012 and May 26, 2013.

(3)	This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of April 21, 2010, April 21, 2011, April 21, 2012, April 21, 2013 and April 21, 2014.

(4)	This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of May 28, 2009, May 28, 2010, May 28, 2011, May 28, 2012 and May 28, 2013.

(5)	This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of May 28, 2008, May 28, 2009, May 28, 2010, May 28, 2011 and May 28, 2012.

(6)	This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of April 20, 2007, April 20, 2008, April 20, 2009, April 20, 2010 and April 20, 2011.

(7)	This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of April 26, 2010, April 26, 2011, April 26, 2012, April 26, 2013 and April 26, 2014.

(8)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of July 18, 2005, July 18, 2006, July 18, 2007, July 18, 2008 and July 18, 2009.

(9)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of April 20, 2006, April 20, 2007, April 20, 2008, April 20, 2009 and April 20, 2010.

(10)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of April 6, 2005, April 6, 2006, April 6, 2007, April 6, 2008 and April 6, 2009.

(11)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of April 7, 2004, April 7, 2005, April 7, 2006, April 7, 2007 and April 7, 2008.

(12)	This non-qualified (3,535) and incentive stock option (464) vested at the rate of 20 percent per year, with vesting dates of April 9, 2003, April 9, 2004, April 9, 2005, April 9, 2006 and April 9, 2007.

(13)	This stock option has vested since accelerated vesting occurred upon the retirement of Ms. Knous and Mr. Noddle since they met the age and service requirements at the time of their retirement.

(14)	Represents a restricted stock grant awarded under our 2007 Stock Plan in connection with Mr. Herkert’s appointment as our CEO. The award vests at the rate of 25 percent per year, with vesting dates of May 26, 2010, May 26, 2011, May 26, 2012 and May 26, 2013. Dividends are paid on the restricted stock.

(15)	Represents a restricted stock grant awarded under our 2007 Stock Plan in connection with the hiring of Ms. Dexter Berg as our Executive Vice President, Chief Marketing Officer. The award vests in full on April 21, 2013. Dividends are paid on the restricted stock.

(16)	Represents a restricted stock grant provided for executive retention purposes under our 2007 Stock Plan. The award vests on May 26, 2011. Dividends are paid on the restricted stock.

(17)	Represents grants of restricted stock units provided for executive retention purposes under our 1993 and 2002 Stock Plans. Following vesting, the units are paid out in shares of SUPERVALU stock upon the later to occur of a specified age of the executive, one year following retirement or termination or 30 days following death, provided non-competition provisions of the award agreement are adhered to between the vesting and payout dates.

(18)	Represents a restricted stock grant awarded under our 2007 Stock Plan in connection with the hiring of Mr. Shurts as our Executive Vice President and Chief Information Officer. The award vests in full on April 26, 2013. Dividends are paid on the restricted stock.

(19)	Represents a restricted stock grant awarded under our 2007 Stock Plan in connection with Ms. Smith’s appointment as our interim Chief Financial Officer. The award vests in full on August 11, 2012. Dividends are paid on the restricted stock.

(20)	Represents a “reload” stock option granted under the 1997 Stock Plan upon the exercise and payment of the exercise price by delivery of previously owned shares of SUPERVALU common stock. Each reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation, has a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, is exercisable in full on the date of grant and expires on the same date as the original option.

(21)	Represents a “reload” stock option granted under our 2002 Stock Plan upon the exercise and payment of the exercise price by delivery of previously owned shares of SUPERVALU common stock. Each reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation, has a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, is exercisable in full on the date of grant and expires on the same date as the original option.

(22)	The amounts shown in this column are calculated using a per share value of $8.55, the closing market price of a share of our common stock on February 25, 2011 (the last trading day preceding the last day of our 2011 fiscal year).

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2011

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired on	Realized on	Shares Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting(1) ($)

Craig R. Herkert	—	—	78,616	$1,056,599
Julie Dexter Berg	—	—	—	—
Janel S. Haugarth	—	—	—	—
Pamela K Knous	—	—	—	—
Jeffrey Noddle	—	—	101,320	$1,227,998
Wayne R. Shurts	—	—	—	—
Sherry M. Smith	—	—	—	—

(1)	Amounts reflect the market value of the Company’s common stock on the day the stock vested, determined by multiplying the number of shares acquired on vesting by the closing sales price for the Company’s common stock on the NYSE on the vesting date.

PENSION BENEFITS

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During
		Service	Benefit(3)	Last Fiscal
Name	Plan Name(1)	(#)(2)	($)	Year ($)

Craig R. Herkert	—	—	—	—
Julie Dexter Berg	—	—	—	—
Janel S. Haugarth(4)	Qualified Retirement Plan	30	$779,311	—
	Excess Benefits Plan	30	1,949,826	—
	EDCP	30	199,339	—
Pamela K. Knous(5)	Qualified Retirement Plan	10.33	268,991	$8,740
	Excess Benefits Plan	10.33	553,869	476,845
Jeffrey Noddle(6)	Qualified Retirement Plan	30	932,316	49,184
	SERP	30	—	12,707,664
Wayne R. Shurts	—	—	—	—
Sherry M. Smith	Qualified Retirement Plan	20.17	367,919	—
	Excess Benefits Plan	20.17	428,530	—
	EDCP	20.17	18,533	—

(1)	We maintain the following programs to provide retirement income to the NEOs: the SUPERVALU INC. Retirement Plan (the “Qualified Retirement Plan”), the SUPERVALU INC. Nonqualified Supplemental Executive Retirement Plan (the “SERP”), the SUPERVALU INC. Excess Benefits Plan (the “Excess Benefits Plan”) and the SUPERVALU INC. Executive Deferred Compensation Plan (the “EDCP”). Each of these plans is discussed below.

(2)	The Qualified Retirement Plan caps years of credited service at 30 years. Years of credited service were frozen effective December 31, 2007.

(3)	The calculation of present value of accumulated benefit assumes: (a) a measurement date of February 26, 2011; (b) a discount rate of 5.60 percent; (c) an assumed retirement at age 62 (earliest unreduced retirement age); (d) a single life annuity form of payment; (e) the use of the RP-2000 Combined Healthy Mortality Table (projected to 2017); and (f) no pre-retirement decrements.

(4)	Ms. Haugarth is currently eligible for early retirement under the Qualified Retirement Plan and Excess Benefits Plan. Under the Excess Benefits Plan, Ms. Haugarth elected a 5-year installment at the later of age 62 or separation of service for amounts credited after calendar 2004. For amounts credited prior to calendar 2005, Ms. Haugarth elected a lump sum distribution at retirement.

(5)	Ms. Knous retired and elected early retirement under the Qualified Retirement Plan and the Excess Benefits Plan. Under the Excess Benefits Plan, Ms. Knous elected and received a lump sum distribution at retirement with a six month delay for amounts credited after calendar 2004. For amounts credited prior to calendar 2005, Ms. Knous elected and received a lump sum distribution.

(6)	Mr. Noddle retired and elected early retirement under the Qualified Retirement Plan and the SERP. Under the SERP, Mr. Noddle elected and received a lump sum distribution at retirement with a six month delay for amounts credited after calendar 2004. For amounts credited prior to calendar 2005, Mr. Noddle elected and received a lump sum distribution.

With respect to current Company employees, Ms. Haugarth and Ms. Smith participate in the Qualified Retirement Plan and the Excess Benefits Plan. Mr. Herkert, Ms. Dexter Berg and Mr. Shurts are not eligible to participate in the Qualified Retirement Plan, the SERP or the Excess Benefits Plan. The SERP and the Excess Benefits Plan were designed to restore the loss of qualified retirement plan benefits due to the Internal Revenue Service limits on compensation and benefits and, in addition, the SERP was designed to restore the loss of qualified retirement plan benefits due to a change in the formula required by statute in 1989. In addition, NEOs may also defer compensation under the EDCP as described in this Proxy Statement.

SUPERVALU INC. Retirement Plan

To participate in the Qualified Retirement Plan, an employee must have one year of service with the Company during which 1,000 hours of service were completed and be at least age 21. Union employees are not covered unless a collective bargaining agreement provides for coverage in the plan. Accrued benefits under the Qualified Retirement Plan are one percent of final average compensation times credited service (not to exceed 30 years) plus 0.4 percent of final average compensation in excess of covered compensation times credited years of service (not to exceed 30 years). Final average compensation is defined as the highest five consecutive complete plan years of compensation. Elements of compensation include base pay and bonus pay, less any deferrals under nonqualified deferred compensation plans. Credited service are years during which the participant completed at least 1,000 hours of service. Normal retirement is age 65. Accrued benefits are available unreduced at age 62 with 10 or more years of service. Early retirement is available at age 55 with 10 or more years of service. Early retirement reductions are four percent per year prior to age 62. Effective December 31, 2007, credited service was frozen under the Qualified Retirement Plan. However, vesting service will continue to be counted until separation and compensation will be recognized under the Qualified Retirement Plan through December 31, 2012.

There are six optional distribution forms under the Qualified Retirement Plan: single life annuity, which is payable for the lifetime of the participant only; 5, 10 and 15 year term certain annuities, which are payable for the lifetime of the participant with a guaranteed stream of benefits payable to the named beneficiary if the participant dies before the end of the guaranteed term; and 50 percent and 100 percent joint and survivor annuities, which are payable for the lifetime of the participant with the applicable percentage of the participant’s annuity being paid to the surviving spouse or surviving joint annuitant for their lifetime. Lump sums are also available to certain limited participant groups. These distribution options are elected and payable at early or normal retirement.

Certain former Albertson’s pension plans in which benefit accruals for all nonunion employees were previously frozen have been merged into the Qualified Retirement Plan. The frozen accrued benefits for merged participants are determined under the formulas in the merged plans, and distributions to such participants are made under the normal and optional distribution forms in the Qualified Retirement Plan.

SUPERVALU INC. Nonqualified Supplemental Executive Retirement Plan

The SERP was designed to restore the loss of qualified retirement plan benefits due to statutory limits on benefits and compensation in such plans and to restore the loss of any qualified retirement plan benefits due to the change in the benefit formula in that plan on February 26, 1989. Participation in this plan is limited to employees who satisfy the following requirements: (1) born before March 1, 1952; (2) have at least 15 years of credited service; (3) are a highly compensated employee (as defined under Section 414(q) of the Code) at separation; and (4) on February 26, 1989 were actively employed by SUPERVALU and were participants in the Qualified Retirement Plan. Accrued benefits are determined as the greater of the current qualified retirement plan benefit formula compared to the SERP formula of 1.7 percent of final average compensation times credited service (not to exceed 30 years) minus the sum of (A) 0.1 percent of final average compensation in excess of $75,000 times credited service (not to exceed 30 years) and (B) 1/30th of the participant’s approximate social security benefit times credited service (not to exceed 30 years) minus the dollar amount of the benefit payable from the Qualified Retirement Plan. Normal retirement is age 65. Accrued benefits are available unreduced at age 62 with 10 or more years of service. Early retirement is available at age 55 with 10 or more years of service. Early retirement reductions are four percent per year prior to age 62. Effective December 31, 2007, credited service was frozen under the Qualified Retirement Plan and, indirectly, under the SERP. However, vesting service will continue to be recognized until separation and compensation will continue to be recognized under the Qualified Retirement Plan and, indirectly, under the SERP, through December 31, 2012.

There are nine basic distribution forms under the SERP: single life annuity, which is payable for the lifetime of the participant only; 10 and 15 year term certain and life annuities, which are payable for the lifetime of the participant with a guaranteed stream of benefits payable to the named beneficiary if the participant dies before the end of the guaranteed term; and 50 percent, 67 percent and 100 percent joint and survivor annuities, which are payable for the lifetime of the participant with the applicable percentage of the participant’s annuity being paid to the surviving spouse or surviving joint annuitant for their lifetime; lump sum; and equal annual installments over a five or ten year period. Participants who do not file timely distribution elections receive payment in the form of a single lump sum.

Distribution of benefits occurs at the election of the participant: (a) within 30 days of separation from service; (b) during the month of March following separation from service; (c) during the month of March following the later of age 55 or separation from service; (d) during the month of March following the later of age 62 or separation from service; (e) during the month of March following the later of age 65 or separation from service; or (f) within 30 days following the later of a specific date or separation from service. Participants who do not file a timely election will receive distribution during the March following separation from service. If distribution is being made to a “key employee,” the portion of the participant’s benefit attributable to benefits accrued after December 31, 2004, will be delayed for six months following separation from service. A “key employee” is any officer of the Company.

SUPERVALU INC. Excess Benefits Plan

The Excess Benefits Plan was designed solely to restore the loss of qualified retirement plan benefits due to statutory limits on benefits and compensation in such plans. Participation in this plan is limited to employees who satisfy the following requirements: (1) have a benefit in a qualified plan that is reduced by statutory limits; (2) are not covered under the SERP; and (3) are selected for participation by the Leadership Development and Compensation Committee. Accrued benefits are the additional amount that would have been paid from the qualified plan but for the statutory limits. Normal retirement is age 65. Accrued benefits are available unreduced at age 62 with 10 or more years of service. Early retirement is available at age 55 with 10 or more years of service. Early retirement reductions are four percent per year prior to age 62. Effective December 31, 2007, credited service was frozen under the Qualified Retirement Plan and, indirectly, under the Excess Benefits Plan. However, vesting service will continue to be recognized until separation and compensation will continue to be recognized under the Qualified Retirement Plan and, indirectly, under the Excess Benefits Plan, through December 31, 2012.

There are seven basic distribution forms under the Excess Benefits Plan: single life annuity, which is payable for the lifetime of the participant only; 50 percent, 67 percent and 100 percent joint and survivor annuities, which are payable for the lifetime of the participant with the applicable percentage of the participant’s annuity being paid to the surviving spouse or surviving joint annuitant for their lifetime; lump sum; and annual installments over a five or ten year period. Participants who do not file timely distribution elections receive payment in the form of a single lump sum.

Distribution of benefits occurs at the election of the participant: (a) within 30 days of separation from service; (b) during the month of March following separation from service; (c) during the month of March following the later of age 62 or separation of service; or (d) during the month of March following the later of age 65 or separation from service. Participants who do not file a timely election will receive distribution during the March following separation from service. If distribution is being made to a “key employee,” the portion of the participant’s benefit attributable to benefits accrued after December 31, 2004, will be delayed for six months following separation of service. A “key employee” is any officer of the Company.

SUPERVALU INC. Executive Deferred Compensation Plan (Pension Make-Up Benefit)

Executives who defer the receipt of pay under the EDCP may have reduced qualified defined benefit retirement plan benefits and related non-qualified supplemental retirement benefits. To make up this loss in defined benefit retirement plan benefits, the EDCP contains a make-up provision to determine and to pay an amount representing the additional benefit that would have been payable under those plans if there had been no deferrals under the EDCP. This make-up benefit is determined by commuting this additional benefit to a lump sum that is deposited in the participant’s EDCP account at retirement and then distributed during March in the following plan year as a single payment. For this make-up computation, accrued benefits are determined using the Qualified Retirement Plan benefit formula as if there had been no reductions in final average pay due to deferrals. Effective December 31, 2007, credited service was frozen under the Qualified Retirement Plan and, indirectly, under this make-up provision of the EDCP. However, additional vesting service continues to be counted until separation and compensation continues to be recognized under the Qualified Retirement Plan and, indirectly, under this make-up provision of the EDCP, through December 31, 2012. If a distribution is to be made to a “key employee” (as defined above), the portion of the benefit attributable to deferral after December 31, 2004, will be delayed for six months following separation from service. A “key employee” is any officer of the Company.

NONQUALIFIED DEFERRED COMPENSATION(1)

			Aggregate
	Executive	Registrant	Earnings	Aggregate	Aggregate
	Contributions	Contributions	in Last	Withdrawals/	Balance at
	in Last Fiscal	in Last Fiscal	Fiscal	Distributions	Last Fiscal
Name	Year ($)(2)	Year ($)(3)	Year ($)(4)	($)	Year End ($)

Craig R. Herkert	$425,000	$51,275	$18,392	$—	$563,640
Julie Dexter Berg	—	—	—	—	—
Janel S. Haugarth	12,924	27,759	42,122	—	725,081
Pamela K. Knous	13,468	673	5,201	—	88,176
Jeffrey Noddle	34,770	1,738	40,310	132,597	698,489
Wayne R. Shurts	—	—	—	—	—
Sherry M. Smith	26,512	15,958	4,793	—	106,226

(1)	The Company offers eligible participants the opportunity to participate each year in the current executive nonqualified deferred compensation plan. Other inactive nonqualified compensation plans also exist and are governed by the respective rules which existed while they were active. The amounts credited from the registrant and aggregate earnings are not included in the Summary Compensation Table.

(2)	Amounts credited in fiscal 2011 include deferrals on base salary earned during parts of calendar 2010 and calendar 2011.

(3)	Because of limitations on the annual compensation that can be taken into account under the 401(k) Plan, participants received an additional discretionary credit from the Company for their 2010 EDCP deferrals and credited this restoration to a participant account in 2010 as if there were no income limitations for a Company match or profit sharing contribution under the 401(k) Plan.

(4)	Earnings for the current and inactive plans are determined based on a combination of a fixed percentage rate as well as variable interest rate methodologies based on current account balances.

SUPERVALU INC. Executive Deferred Compensation Plan

In addition to the “make-up” feature described previously, the EDCP provides that an eligible executive can elect to defer between 5 and 50 percent of base salary and between 5 and 100 percent of annual incentive compensation. A new deferral election can be made before the beginning of each calendar year and is effective for that calendar year as to base salary and for the fiscal year that begins in that calendar year as to incentive compensation. The amount deferred for a year is credited to an unfunded bookkeeping account for that year and that account is credited from time to time with interest at a rate determined by reference to Moody’s Corporate Average Bond Index for the year ending in the October preceding the calendar year. With each deferral election, the employee also makes an election of (i) whether the account for that year will be distributed in a lump sum or in 5, 10 or 15 annual installments and (ii) the time when distribution of that year’s account will be paid in a lump sum or commenced in installments (either a specified date or upon separation from service). SUPERVALU may, in its discretion, credit additional amounts to a participant’s account. If distribution is to be made to a “key employee,” the portion of the benefit attributable to deferral after December 31, 2004, will be delayed for six months following separation from service. Subject to limited exceptions, all amounts are 100 percent nonforfeitable at all times. A “key employee” is any officer of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below reflect the amount of compensation that would be paid to each of the NEOs in the event of termination of such executive’s employment under several different circumstances. The amounts shown assume that such termination was effective as of the last day of the last completed fiscal year, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from SUPERVALU. For a description of the severance benefits paid or accrued to Ms. Knous during fiscal 2011, see footnote 6(b) to the Summary Compensation Table.

Potential Payments and Benefits upon Termination Absent a Change of Control

The first column of the table below sets forth the payments to which each NEO, excluding Mr. Noddle and Ms. Knous, would be entitled, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a qualified retirement or due to long-term disability. The second column of the table reflects payments that would be due in the event of the NEO’s termination of employment due to death prior to a change of control of SUPERVALU. In any of these events, we are not obligated to provide any special severance payments, health or welfare benefits or tax gross-ups to the NEO. Ms. Haugarth meets the age and service requirements for retirement and, therefore, accelerated vesting of equity awards would occur upon death, disability or retirement. Mr. Herkert, Ms. Dexter Berg, Mr. Shurts and Ms. Smith do not meet the requirements for retirement and, therefore, accelerated vesting of equity awards would not occur upon death, disability or retirement.

The third column of the table below sets forth the lump sum payment to which each NEO would be entitled in the event they are involuntarily terminated without cause, subject to certain exclusions, pursuant to the Executive & Officer Severance Pay Plan, which are described under “Compensation Discussion and Analysis — Executive Severance Plan.” The lump sum cash payment is equal to a multiple of the NEO’s annual base salary and the average of the performance results (expressed as a percentage) used to determine the NEO’s bonus amounts under the annual bonus plan for the preceding three years (or all bonus amounts if the NEO has been employed fewer than three years), multiplied by the NEO’s current target bonus amount, as well as an uninterrupted bonus cycle payment. The severance multiple is two times for the CEO and 1.5 times for other NEOs. The NEOs are also entitled to reimbursement for COBRA coverage for medical and dental insurance. Additionally, an NEO must repay severance benefits received pursuant to the Executive & Officer Severance Pay Plan if the Company wishes to rehire them in any capacity within six months of the termination date.

			Termination
			Without
Name	Retirement/Disability	Death	Cause(1)

Craig R. Herkert	—	$—	$2,959,623
Julie Dexter Berg	—	—	700,000
Janel S. Haugarth	—	875,000	1,429,954
Wayne R. Shurts	—	—	670,000
Sherry M. Smith	—	—	1,067,275

(1)	These amounts exclude reimbursements for COBRA.

Potential Payments and Benefits upon Termination Following, or in Connection with, a Change of Control

SUPERVALU Change of Control Agreements

We have entered into change of control agreements with certain of our executives and other employees, including all of the NEOs.

In 2009, we conducted a review of our change of control agreements and made several changes to the plan provisions to better reflect current market practices. In general, these agreements entitle the NEOs to receive a lump sum cash payment if the executive’s employment is terminated (other than for cause or disability, as defined in the agreements) within two years after or in anticipation of a change of control (as defined in the agreements). See “Compensation Discussion and Analysis — Executive Change of Control Policy” for additional details.

The lump sum cash payment is equal to a multiple of the NEO’s annual base salary, target bonus and an interrupted bonus cycle payment. The severance multiple is three times for the CEO and two times for the other NEOs. The NEO would also be entitled to continued family medical, dental and life insurance coverage until the earlier of the end of the separation period or the commencement of comparable coverage with a subsequent employer. If so requested, outplacement services shall be provided by a professional outplacement provider at a cost to the Company of not more than $25,000. Each agreement includes a covenant not to compete with SUPERVALU.

A change of control generally includes the occurrence of any of the following events or circumstances:

•	the acquisition of 20 percent or more of the outstanding shares of SUPERVALU or the voting power of the outstanding voting securities of SUPERVALU, other than any acquisition from or by SUPERVALU or any SUPERVALU-sponsored employee benefit plan;

•	consummation of a merger or other business combination of SUPERVALU or sale of substantially all of the assets of SUPERVALU, unless following such transaction SUPERVALU’s historic stockholders retain at least 60 percent ownership of the surviving entity;

•	a change in our Board’s composition within any 24-month period such that a majority of the Board’s members does not include those who were members at the date of the beginning of the employment period; or

•	a determination by a majority of our Board that a change of control has occurred.

Cause generally means the willful and continued failure of the officer to substantially perform his or her duties, the conviction of a felony, the willful engaging in gross misconduct that is materially and demonstrably injurious to SUPERVALU or personal dishonesty that results in substantial personal enrichment. Good reason generally means the annual base salary or highest annual bonus are reduced, the duties and responsibilities or the program of incentive compensation are materially and adversely diminished, the forced relocation of more than 45 miles or the significant increase in travel obligations, the failure to provide for the assumption of the agreement by any successor entity.

SUPERVALU Equity Compensation Plans

Several of our compensation and benefit plans contain provisions for enhanced benefits upon a change of control of SUPERVALU. These enhanced benefits include immediate vesting of stock options, performance stock units, restricted stock and restricted stock unit awards upon a change of control, or in the case of such equity awards granted after May 2010, if employment terminates under specified circumstances within two years of a change of control. The NEOs and other executive officers also hold limited stock appreciation rights (“SARs”), granted in tandem with stock options that would become immediately exercisable upon a change of control, and allow the executive to receive cash for the bargain element in the related stock option. Under our executive deferred compensation plans, benefits payable upon termination may be increased by 30 percent to compensate the NEO for any excise tax liability incurred following a change of control. Our retirement plans provide for full vesting if employment terminates under specified circumstances within two years following a change of control. Additionally, the Qualified Retirement Plan provides that if it is terminated within five years following a change of control, any excess plan assets will not revert to the Company and will be used for the benefit of certain plan participants.

We may set aside funds in an irrevocable grantor trust to satisfy our obligations arising from certain of our benefit plans. Funds will be set aside in the trust automatically upon a change of control. The trust assets would remain subject to the claims of our creditors.

POTENTIAL PAYMENTS TABLE

The table below sets forth the amounts each NEO, excluding Mr. Noddle and Ms. Knous, would be entitled to receive, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a termination of their employment by SUPERVALU, without cause or by the NEO, for good reason, following or in anticipation of a change of control of SUPERVALU. These amounts do not include pension benefits described in the Pension Benefits Table and the other retirement benefits described following the Pension Benefits Table.

	Craig R.	Julie	Janel S.	Wayne R.	Sherry M.
	Herkert	Dexter Berg	Haugarth	Shurts	Smith

Base salary	$2,550,000	$900,000	$1,250,000	$860,000	$1,160,000
Bonus	3,825,000	900,000	1,250,000	860,000	1,160,000
Interrupted Bonus Cycle	1,275,000	450,000	625,000	430,000	580,000
Accelerated vesting of equity awards(1)	716,986	0	78,136	0	54,538
Health and Welfare benefits	93,970	58,014	198,229	56,739	151,978
Outplacement services	25,000	25,000	25,000	25,000	25,000

Total	$8,485,956	$2,333,014	$3,426,365	$2,231,739	$3,131,516

(1)	The stock option value is calculated by multiplying the number of unvested shares by the difference between the grant price and the closing stock price on February 25, 2011 ($8.55), the last trading day before our 2011 fiscal year end.

REPORT OF THE AUDIT COMMITTEE

All of the members of the Audit Committee are independent directors under the New York Stock Exchange listing standards and the rules of the SEC. In addition, the Board has determined that all members of the Audit Committee are financially literate under the New York Stock Exchange listing standards and that each of Mr. Chappel, Mr. Cohen and Mr. Francis qualifies as an “audit committee financial expert” under the rules of the SEC.

The Audit Committee operates under a written charter adopted by the Board of Directors, which is evaluated annually. The charter of the Audit Committee is available on SUPERVALU’s website at http://www.supervalu.com.  Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.” The Audit Committee selects, evaluates and, where deemed appropriate, replaces SUPERVALU’s independent registered public accountants. The Audit Committee also pre-approves all audit services, engagement fees and terms, and all permitted non-audit engagements, except for certain de minimus amounts.

Management is responsible for SUPERVALU’s internal controls and the financial reporting process. SUPERVALU’s independent registered public accountants are responsible for performing an audit of SUPERVALU’s consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed SUPERVALU’s audited financial statements for fiscal 2011 and has met and held discussions with management and KPMG LLP, the independent registered public accountants. Management represented to the Audit Committee that SUPERVALU’s consolidated financial statements for fiscal 2011 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with KPMG. The Audit Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380) as adopted by the Public Accounting Oversight Board in Rule 3200T.

The Audit Committee received the written disclosures and letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning its independence, and the Audit Committee discussed with KPMG the accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and KPMG and the Audit Committee’s review of the representation of management and the report of KPMG to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in SUPERVALU’s Annual Report on Form 10-K for the fiscal year ended February 26, 2011, filed with the SEC.

The Audit Committee also considered whether non-audit services provided by KPMG during fiscal 2011 were compatible with maintaining their independence and concluded that such non-audit services did not affect their independence.

Respectfully submitted,

Irwin S. Cohen, Chairperson
Donald R. Chappel
Philip L. Francis
Steven S. Rogers
Kathi P. Seifert

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS’ FEES

The Audit Committee has a formal policy concerning the approval of audit and non-audit services to be provided by SUPERVALU’s independent registered public accountants. A copy of this policy can be found in the Audit Committee’s charter which is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.” The policy requires that the Audit Committee pre-approve all audit services, engagement fees and terms and all permitted non-audit engagements, subject to the de minimus exceptions permitted pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Chairperson of the Audit Committee is authorized to grant such pre-approvals in the event there is a need for such approvals prior to the next full Audit Committee meeting, provided all such pre-approvals are then reported to the full Audit Committee at its next scheduled meeting.

During fiscal 2011 and 2010, KPMG provided various audit, audit-related and tax services to SUPERVALU. The Audit Committee pre-approved all audit services, audit-related services and tax services provided by KPMG in fiscal 2011 and 2010. The following table presents fees for professional services charged by KPMG to SUPERVALU by type and amount for fiscal 2011 and 2010.

	2011(2)	2010(3)
	($ in thousands)

Audit fees	$2,690	$3,329
Audit-related fees(1)	985	641

Total audit and audit related fees	3,675	3,970
Tax fees	—	—
All other fees	—	—

Total fees	$3,675	$3,970

(1)	Audit-related fees consist principally of fees for audits of financial statements of certain employee benefit plans and audits of the financial statements of certain businesses and subsidiaries.

(2)	Fees for 2011 are estimates.

(3)	Fees for 2010 reflect final amounts billed.

RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS (ITEM 2)

The Audit Committee of our Board of Directors has appointed KPMG LLP as our independent registered public accountants for the fiscal year ending February 25, 2012. Stockholder ratification of the appointment of KPMG as our independent registered public accountants is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accountants, may in its discretion, direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in the best interests of SUPERVALU and its stockholders.

A representative of KPMG will be present at the Annual Meeting with the opportunity to make a statement and to respond to questions.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG LLP as independent registered public accountants.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (ITEM 3)

As required by the Exchange Act, we are providing stockholders with an advisory (nonbinding) vote on the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis — Executive Summary,” our executive compensation programs are designed to align compensation with long-term stockholder value and the execution of strategic business imperatives and ensure that the majority of compensation opportunities are a result of pay-for-performance. Please read the “Compensation Discussion and Analysis” for additional details about the Company’s executive compensation programs, including information about the compensation of our NEOs for fiscal 2011.

The Company is presenting the following proposal, which gives stockholders the opportunity to endorse or not endorse our pay program for NEOs by voting for or against the following resolution (a “say-on-pay” vote). While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, the Board of Directors intends to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding the Company’s compensation programs.

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation, and the related narrative executive compensation disclosures contained in the Proxy Statement.”

The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement.

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON
EXECUTIVE COMPENSATION (ITEM 4)

The Exchange Act also requires the Company to provide stockholders with an advisory (nonbinding) vote on how frequently the Company should seek an advisory vote on the compensation of the Company’s NEOs, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this Item 4, stockholders may indicate whether they would prefer an advisory vote on NEO compensation to occur once every one, two or three years.

After careful consideration of this Proposal, the Company’s Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for SUPERVALU, and therefore the Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, the Company’s Board of Directors considered that an annual advisory vote on executive compensation will allow stockholders to provide the Company with their direct input on the Company’s compensation philosophy, policies and practices as disclosed in the Proxy Statement every year.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years, or you may abstain from voting. The option that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation selected by stockholders. However, because this vote is advisory and not binding on the Board of Directors or SUPERVALU, the Board may decide that it is in the best interests of our stockholders and SUPERVALU to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The Board of Directors recommends a vote “FOR” the option of “ONE YEAR” as the frequency with which stockholders are provided an advisory vote on the compensation of the Company’s NEOs as disclosed in the Proxy Statement.

OTHER INFORMATION

SUPERVALU Mailing Address

The mailing address of our principal executive offices is: SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440.

Stockholder Proposals for the 2012 Annual Meeting

In accordance with rules of the SEC, all proposals of stockholders that are requested to be included in SUPERVALU’s Proxy Statement for the 2012 Annual Meeting of Stockholders must be received by the Corporate Secretary on or before February 14, 2012, 120 days before the one-year anniversary of the mailing date. In accordance with our bylaws, any other stockholder proposals to be presented at the 2012 Annual Meeting must be given in writing to the Corporate Secretary and received at our principal executive offices no later than the close of business on March 28, 2012 and no earlier than February 27, 2012. The proposal must contain specific information required by our bylaws, a copy of which is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.”

Communications with the Board of Directors

Any interested parties who desire to communicate with the Board of Directors, the non-employee members of the Board of Directors or any individual member of the Board of Directors may do so by sending a letter addressed to the director or directors in care of the Corporate Secretary at the mailing address above. All such correspondence will be forwarded to the appropriate director or directors.

Code of Ethics

SUPERVALU has adopted a Code of Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and all other employees and non-employee directors. The Code of Ethics is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.” Copies of the Code of Ethics are also available to any stockholder who submits a request to the Corporate Secretary at the mailing address above.

Expenses of Solicitation

This solicitation of proxies is being made by SUPERVALU and we will pay the costs of such solicitation. We arrange with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals and we reimburse them for their expenses in this regard. In addition to solicitation by mail, proxies may be solicited by our employees, by telephone or personally. No additional compensation will be paid for such employee solicitation. We also have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for an estimated fee of $10,000 plus out-of-pocket expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require our directors, executive officers and holders of more than 10 percent of our common stock to file reports of stock ownership and changes in ownership with the SEC. Based on the Section 16 reports filed by our directors and executive officers and written representations of our directors and executive officers we believe there were no late or inaccurate filings for transactions occurring during fiscal 2011.

Householding

Only one copy of each of our Annual Report to Stockholders and this Proxy Statement have been sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. This procedure is referred to as “householding.” We have been notified that certain intermediaries (brokers or banks) will also household proxy materials. We will deliver promptly, upon oral or written request, separate copies of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive separate copies of one or both of these documents, or if you do not wish to participate in householding in the future, you may write to our Corporate Secretary at SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440, or call (952) 828-4000. You may contact your broker or bank to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy of each document by writing or calling us at the address or telephone number above or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on July 26, 2011

Our Notice of Annual Meeting, Proxy Statement and Annual Report are available on SUPERVALU’s website at http://materials.proxyvote.com/868536.

Requests for Copies of Annual Report

SUPERVALU will furnish to stockholders, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended February 26, 2011, as filed with the SEC upon receipt of a written request addressed to our Corporate Secretary at SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440.

Owners of Shares Held in Street Name:  Check the information provided to you in the proxy materials mailed to you by your bank or broker.

SUPERVALU INC.

July 26, 2011 Annual Meeting of Stockholders
Westin Edina Galleria
3201 Galleria
Edina, MN 55435

The Annual Meeting will begin at 10:30 a.m., local time, at the Westin Edina Galleria

SUPERVALU INC. Annual Meeting of Stockholders July 26, 2011 at 10:30 a.m. Please bring a current brokerage statement, letter from your stockbroker or other proof of stock ownership to the meeting.

SUPERVALU INC. 7075 FLYING CLOUD DRIVE EDEN PRAIRIE, MN 55344 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 25, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 25, 2011. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M37235-P12442-Z55280 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SUPERVALU INC. The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors For Against Abstain Nominees: 1a. Donald R. Chappel 1b. Irwin S. Cohen 1c. Ronald E. Daly 1d. Susan E. Engel 1e. Philip L. Francis 1f. Edwin C. Gage 1g. Craig R. Herkert 1h. Steven S. Rogers For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For Against Abstain 1i. Matthew E. Rubel 1j. Wayne C. Sales 1k. Kathi P. Seifert 2. RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. 3. TO APPROVE, BY NON-BINDING VOTE, THE EXECUTIVE COMPENSATION AS DISCLOSED IN THE PROXY STATEMENT. The Board of Directors recommends you vote 1 Year 2 Years 3 Years Abstain for 1 year: 4. TO RECOMMEND, BY NON-BINDING VOTE, THE FREQUENCY OF EXECUTIVE COMPENSATION VOTES. 5. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS July 26, 2011 10:30 a.m. Westin Edina Galleria 3201 Galleria Edina, Minnesota 55435 Please bring a current brokerage statement, letter from your stockbroker or other proof of stock ownership to the meeting. Refreshments will be available before the Meeting. This Proxy is solicited on behalf of the Board of Directors of the Company. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. M37236-P12442-Z55280 This Proxy is solicited on behalf of the Board of Directors of the Company. As the stockholder named on this card, you hereby appoint Craig R. Herkert and Todd N. Sheldon, and each of them, as your proxy, with power of substitution, to vote the shares of SUPERVALU common stock at the Annual Meeting as directed on the reverse side. These proxies may also vote, in their discretion, upon all other matters that may properly come before the Annual Meeting, or any adjournment or adjournments thereof. The shares will be voted as if you were personally present at the Annual Meeting. All former proxies are revoked. If not otherwise specified, the shares will be voted as recommended by the Directors. Voting Instructions — You may vote by mail, telephone or Internet. Please follow the instructions on the reverse side of this card. SUPERVALU Employees — If you are a current or former employee of SUPERVALU and own shares of SUPERVALU common stock through a SUPERVALU employee benefit plan, the share ownership as of May 31, 2011 is shown on this card. Your vote will provide voting instructions to the trustees of the plans. If no instructions are given, pursuant to the terms of the plans, the trustee will vote shares as to which no directions are received in the same ratio as shares with respect to which directions have been received from other participants, unless contrary to ERISA. The voting deadline for participants in SUPERVALU employee benefit plans is at 11:59 p.m. Eastern Time on July 22, 2011. Householding — If you share the same address and last name as other SUPERVALU stockholders, only one copy of SUPERVALU’s Annual Report and Proxy Statement has been mailed to your address. Proxy cards for each SUPERVALU stockholder residing at your address have been mailed under separate cover. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side.